Exhibit 10.13

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS EXHIBIT MARKED BY [***] HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

EFFECTIVE AS OF SEPTEMBER 16, 2015

BY AND BETWEEN ARMETHEON, INC.

AND

CHINA CARDIOVASCULAR FOCUS LTD.

LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

This License, Development and Commercialization Agreement (this “Agreement”), effective as of September 16, 2015 (the “Execution Date”), is made by and between Armetheon, Inc., a Delaware corporation with place of business at 490 N. McCarthy Blvd., Suite 200, Milpitas, California 95035 (“Licensor”), and China Cardiovascular Focus Ltd., a company organized under the laws of the British Virgin Islands (Company nr. 1646310) whose principal place of business is at Unit 110-111, Bio-Informatics Centre, No. 2 Science Park West Avenue, Hong Kong Science Park, Shatin, Hong Kong (“Licensee”), a wholly-owned Affiliate of Lee’s Pharmaceutical Holdings Ltd. Licensor and Licensee are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Licensor is developing pharmaceutical products for the prevention of coagulation;

WHEREAS, Licensee has significant expertise and infrastructure for the development, manufacturing and commercialization of pharmaceutical products in the Territory; and

WHEREAS, Licensee and Licensor desire to enter into this Agreement for the development and commercialization of Licensed Product in the Field in the Territory.

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following initially capitalized terms shall have the meanings set forth in this Article 1 or as otherwise defined elsewhere in this Agreement:

1.1 “Additional Indication” means any use (other than the Initial Indication) of the Licensed Product within the Field.

1.2 “Additional Licensed Product” means any pharmaceutical formulation (other than the Initial Licensed Product), containing Compound as an active pharmaceutical ingredient, alone or in combination with other active pharmaceutical ingredients.

1.3 “Affiliate” of a Person means any other Person that, directly or indirectly, controls, is controlled by, controlling, or is under common control with such first Person. For the purposes of this definition only, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” will mean a) the possession, directly or indirectly, of the power to cause the direction of the management and policies of a Person, whether through ownership of voting securities or by contract relating to voting rights or corporate governance, and b) the ownership, directly or indirectly, of fifty per cent (50%) or more of the voting securities of such Persons.

1.4 “Anti-Bribery and Anti-Corruption Laws” means all Laws prohibiting bribery in either the public or private sectors, money laundering or other corrupt practices, including the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§ 78dd-1, et seq.

1.5 “Approved Indication(s)” means the Initial Indication plus any Additional Indication, individually and collectively as the case may be.

1.6 “CFDA” means the China Food and Drug Administration or any successor entity.

1.7 “Commercialize”, “Commercializing” or “Commercialization” means all activities directed to the marketing, promotion, selling or offering for sale of Licensed Product for an Approved Indication, including planning, market research, advertising, educating, marketing, promoting, importing, exporting, distributing, post-marketing clinical studies and post-marketing safety surveillance and reporting. For clarity, “Commercialization” shall not include any activities related to Development or Manufacture of Licensed Product.

1.8 “Commercially Reasonable Efforts” means, with respect to a Party’s obligations under this Agreement, including to Develop or Commercialize Licensed Product, those efforts and resources consistent with the usual practices of such Party in pursuing the development or commercialization of its own pharmaceutical products that are of similar market potential and strategic value as such Licensed Product, taking into account all relevant factors including product labeling or anticipated labeling, present and future market potential, past performance of such Licensed Product and other pharmaceutical products that are of similar market potential, financial return, medical and clinical considerations. Without limiting the foregoing, “Commercially Reasonable Efforts” requires, with respect to such obligations, that the Party apply consistent efforts and allocate sufficient financial and operational resources to carry out the given obligation in a diligent, continued and sustained manner.

1.9 “Competitive Product” means any product incorporating any molecule or compound, that is known at the time a Party is allocating resources to the development of such product, or that is subsequently determined, to be an anti-coagulant; provided that following the third anniversary of the Execution Date, “Competitive Product” shall be limited to any product incorporating any molecule or compound, that is known at the time a Party is allocating resources to the development of such product, or that is subsequently determined, to be an anti-coagulant to be used primarily in patients with heart valve disease including, but not limited to patients with mechanical or bioprosthetic heart valves. Notwithstanding the foregoing, “Competitive Product” shall not include: (i) Betrixaban, (ii) any pharmaceutical product already marketed by Licensee or its Affiliates as of the Execution Date, (iii) any pharmaceutical product already under development by Licensee or its Affiliates as of the Execution Date that Licensee has disclosed to Licensor in writing prior to the Execution Date; and (iv) the Licensed Product hereunder.

1.10 “Compound” means: (i) ATI-5923 also known as Tecarfarin sodium, as described in Exhibit A; (ii) any of the compounds covered in Licensed Patents; and (iii) any of the known primary active metabolites (of any compound identified in clause (i) or (ii); (iv) any of the known pro-drugs of any compound identified in clauses (i), (ii) or (iii); and (v) any salt, free-base, hydrate, solvate, polymorph, isomer or enantiomer of any compound identified in clause (i), (ii), (iii) or (iv).

1.11 “Control” means, when used in reference to intellectual property, other intangible property, or materials, that a Party owns or has the ability to grant a license or sublicense or other right to use such intellectual property, other intangible property or materials, as applicable, as provided for herein, without: (i) requiring the consent of a Third Party; (ii) violating the terms of any agreement or other arrangement with any Third Party; or (iii) making additional payments or other financial obligations.

1.12 “Develop”, “Developing” or “Development” means all activities relating to research, non-clinical, preclinical and clinical trials, toxicology testing, statistical analysis and reporting, and any other activities necessary or otherwise requested or required by a Regulatory Authority as a condition of obtaining or maintaining all Regulatory Approvals for Licensed Product in the Approved Indications, but shall not include any activities solely related to Commercialization or Manufacture.

1.13 “Distributor” means any Third Party appointed by Licensee or its Affiliates to distribute, market and sell the Licensed Product purchased from Licensee or any of its Affiliates, provided that Licensee or any of its Affiliates may not appoint any Third Party in which it has equity or other economic interest without the prior written consent of Licensor.

1.14 “Dollar” means a U.S. dollar, and “$” shall be interpreted accordingly.

1.15 “FDA” means the U.S. Food and Drug Administration or its successor.

1.16 “FD&C Act” means the U.S. Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder.

1.17 “Field” means the use of Licensed Product in humans to prevent, mitigate or treat any diseases or disorders.

1.18 “First Commercial Sale” means, with respect to Licensed Product, the first sale of such Licensed Product for the Approved Indications in the Territory by or on behalf of Licensee, its Affiliates or its permitted Sublicensees to a Third Party, after receipt of Regulatory Approval for Licensed Product in the Territory.

1.19 “Generic Product” means, on a Licensed Product-by- Licensed Product basis, a pharmaceutical product that: (i) contains the Compound; and (ii) has been granted a marketing authorization by an abridged procedure that relies in whole or in part on safety and efficacy data generated for the MAA for an Approved Indication of such Licensed Product as determined by the applicable Regulatory Authority in the Territory.

1.20 “Good Clinical Practices” or “GCP” means all applicable Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of clinical trials, including, as applicable, (i) as set forth in the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (“ICH”) Harmonised Tripartite Guideline for Good Clinical Practice, E6 (R1) (May 1996) and any other guidelines for good clinical practice applicable to trials on medicinal products in the Territory; (ii) the Declaration of Helsinki (2013) as last amended at the 64th World Medical Association in October 2013 and any further amendments or clarifications thereto; (iii) U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), as may be amended from time to time; and (iv) the equivalent Laws in any relevant country or other geographic area in the Territory, including the equivalent laws or standards promulgated or endorsed by the CFDA, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.

1.21 “Good Laboratory Practices” or “GLP” means all applicable Good Laboratory Practice standards, including, as applicable, (i) as set forth in the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58; and (ii) the equivalent Laws in any relevant country or other geographic area in the Territory, including the equivalent laws or standards promulgated or endorsed by the CFDA, each as may be amended and applicable from time to time.

1.22 “Good Manufacturing Practices” or “GMP” means all applicable Good Manufacturing Practices including, (i) those detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Sections 210, 211, 601 and 610, and associated guidance; (ii) those detailed in the ICH Q7A Finalised Guideline (November 2000); and (iii) the equivalent Laws in any relevant country or other geographic area in the Territory, including the equivalent laws or standards promulgated or endorsed by the CFDA, each as may be amended and applicable from time to time.

1.23 “Governmental Authority” means any multinational, national, federal, state, local, municipal or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal), in each case, having jurisdiction over the applicable subject matter.

1.24 “IND” means an Investigational New Drug Application as defined by the FD&C Act, or any equivalent application under any Law in the Territory, including without limitation, a clinical trial application or a clinical trial exemption, the filing of which is necessary to commence or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction.

1.25 “Initial Indication” means the use of the Licensed Product as an anticoagulant.

1.26 “Initial Licensed Product” means the pharmaceutical formulation containing ATI-5923 (i.e. Tecarfarin sodium) as the sole active pharmaceutical ingredient.

1.27 “Invention” means any innovation, improvement, development, discovery, device, trade secret, know how, process, technique or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which contained and whether or not patentable or copyrightable or otherwise protectable under Laws.

1.28 “Know-How” means intellectual property including any asset that comprises any of the following items and has a substantial value independent of the services of any individual: inventions, formulae, processes, designs, patterns, know how, methods, programs, systems, procedures, surveys, studies, forecasts, estimates, customer lists, or technical data; and other similar items (whether or not in documentary form and whether or not patentable, copyrightable or otherwise protectable under Laws).

1.29 “Laws” means all applicable laws, statutes, rules, regulations, directives, decisions, ordinances, guidelines and other pronouncements of any Governmental Authority.

1.30 “Licensed IP” means any and all Licensed Technology and Licensed Trademarks.

1.31 “Licensed Know-How” means any and all Know-How in existence and Controlled by Licensor as of the Execution Date or during the Term that is necessary for the Development, Manufacturing, use or Commercialization of Compound or Licensed Products for the Approved Indications in the Field in the Territory. For clarity, the Licensed KnowHow shall include any and all Know-How contained in the Joint New IP as well as any and all Know-How contained in the Licensor New IP pursuant to Section 9.1.3.

1.32 “Licensed Patents” means any and all Patents in existence and Controlled by Licensor as of the Execution Date or during the Term that are necessary for the Development, Manufacturing, use or Commercialization of Compound or Licensed Products for the Approved Indications in the Field in the Territory, including the Patents set forth on Exhibit B. For clarity, the Licensed Patents shall include any and all Patents contained in the Joint New IP as well as any and all Patents contained in the Licensor New IP pursuant to Section 9.1.3.

1.33 “Licensed Product” means the Initial Licensed Product plus any Additional Licensed Product, individually and collectively as the case may be.

1.34 “Licensed Technology” means any and all Licensed Patents and Licensed Know-How.

1.35 “Licensee Reserved Dispute” means, other than matters that are subject to both Parties’ approval or approval by Licensor, as explicitly provided under this Agreement, any dispute with respect to: (i) the manufacturing of Compound at the PRC Site or Manufacturing of Licensed Product in the Territory, in each case, for Commercializing the Licensed Product in the Territory or (ii) any Development issues for Licensed Product within the Territory. Notwithstanding the foregoing, (a) any matter that Licensor reasonably believes would adversely change the safety profile of Licensed Product within or outside the Territory (including the trial protocol and form of informed consent to be used in the Territory); or (b) any decision that Licensor reasonably believes would cause significant delay of the development timeline as set forth in the Development Plan shall be subject to Licensor’s approval.

1.36 “Licensor Reserved Dispute” means, other than matters that are subject to both Parties’ approval or approval by Licensee, as explicitly provided under this Agreement, any dispute with respect to: (i) any matter that Licensor reasonably believes would adversely change the safety profile of Licensed Product within or outside the Territory (including the trial protocol and form of informed consent to be used in the Territory) or (ii) any decision that Licensor reasonably believes would cause significant delay of the development timeline as set forth in the Development Plan. For clarity, matters relating to the manufacturing of Compound, whether inside or outside the Territory, for development or commercialization of any product outside the Territory, shall be solely decided by Licensor.

1.37 “Manufacture” or “Manufacturing” means all activities related to the manufacturing of Licensed Product from Compound manufactured by or on behalf of Licensee at the PRC Site for Development, manufacturing and Commercialization of the Licensed Product in the Territory.

1.38 “Marketing Authorization Application” or “MAA” means an application to the appropriate Regulatory Authority for approval to market Licensed Product in any particular country or regulatory jurisdiction.

1.39 “Net Sales” means the gross amount invoiced by Licensee or by any of its Affiliates or Sublicensees on account of the aggregate sales of all Licensed Product to the initial Third Party (including a Distributor) in the distribution chain, less the following deductions related to Licensed Product: (i) any per-product rebates or allowances, quantity, trade or cash discounts, chargebacks, actually granted in the ordinary course of business, but net of credit given to any prepayments, offsets or access fees paid by such Third Party to Licensee or any of its Affiliates or Sublicensees; (ii) allowances or credits to customers, not in excess of the selling price of Licensed Product, on account of governmental requirements, rejection, outdating, return or recall of Licensed Product; (iii) freight, postage and insurance charges and additional special packaging charges; and (iv) custom duties, importation, sales, use, excise, value-added and other direct taxes, to the extent billed and actually paid to a Third Party. In the case of any Licensed Product that contains or includes Compound in combination with any other clinically active product(s) or ingredient(s) in addition to the Compound (the “Other Product”), whether packaged together or in the same therapeutic formulation (a “Combination Product”), Net Sales for such Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where “A” is the average invoice price of Licensed Product containing Compound only, if sold separately, and “B” is the average invoice price of the Other Product in the Combination Product, if sold separately. If the Other Product in the Combination Product is not sold separately, Net Sales for the purpose of determining royalties of the Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/C, where “A” is the average invoice price of Licensed Product containing Compound only, if sold separately, and “C” is the average invoice price of the Combination Product. If neither Licensed Product containing Compound only nor the Other Product in the Combination Product is sold separately, the Parties shall determine Net Sales for such Combination Product by mutual agreement based on the relative contribution of Licensed Product containing Compound only and the Other Product to the Combination Product. Net Sales will be calculated on a calendar year basis and shall be determined in accordance with the International Financial Reporting Standards, consistently applied.

1.40 “Patents” means any patents and patent applications and all substitutions, divisions, continuations, any patent issued with respect to any such patent applications, any reissue, reexamination, utility models or designs, renewal or extension (including any supplementary protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all counterparts thereof in any country.

1.41 “Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

1.42 “Phase 3 Clinical Trial” means a clinical trial (or a portion of a larger clinical trial, such as the phase 3 portion of a phase 2/3 trial) that is conducted after preliminary evidence suggesting effectiveness has been obtained, that is of appropriate size and design to establish that a pharmaceutical product is safe and effective for its intended use, to define warnings, precautions and adverse reactions that are associated with the pharmaceutical product in the dosage range to be prescribed, and to support approval of a MAA for such pharmaceutical product by CFDA or other Regulatory Authority in the Territory.

1.43 “Product Approval” means the approval of a Governmental Authority necessary for the marketing of Licensed Product in a given country or regulatory jurisdiction, which may include the approval of an MAA.

1.44 “Product Complaint” means any written, verbal or electronic expression of dissatisfaction regarding any Licensed Product held or sold by or on behalf of Licensee (or any of its Affiliates or Distributors or permitted Sublicensees) in the Territory, including reports of adverse events, actual or suspected product tampering, contamination, mislabeling or inclusion of improper ingredients.

1.45 “Regulatory Approvals” means all necessary approvals (including without limitation, INDs, Product Approvals, import permits, and, in each case any supplements and amendments thereto), licenses, registrations or authorizations of any Governmental Authority, necessary for the development, manufacture, distribution, use, promotion or sale of Licensed Product in a given country or regulatory jurisdiction.

1.46 “Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval in such country or regulatory jurisdiction.

1.47 “Regulatory Data” means any and all research data, pharmacology data, chemistry, manufacturing and control data, preclinical data, clinical data, toxicology data, pharmacokinetic data, pharmacodynamic data and all other documentation submitted, or required to be submitted, to Regulatory Authorities in association with regulatory filings for the Licensed Product (including any applicable Drug Master Files (“DMFs”), Chemistry, Manufacturing and Control (“CMC”) data, or similar documentation).

1.48 “Regulatory Exclusivity” means any exclusive marketing rights, registration or data exclusivity rights conferred by any Governmental Authority with respect to Licensed Product other than a Patent right.

1.49 “Regulatory Materials” means regulatory applications, submissions, notifications, communications, correspondence, registrations, Regulatory Approvals and/or other filings made to or received from a Regulatory Authority that are necessary in order to develop, manufacture, obtain marketing authorization, market, sell or otherwise commercialize product in a particular country or regulatory jurisdiction. Regulatory Materials include INDs, MAAs, DMFs, presentations, responses, and applications for other Product Approvals. For clarity, Regulatory Materials also include written minutes of any meeting with any Regulatory Authorities, including minutes prepared by said Regulatory Authorities and those prepared by or on behalf of Licensee.

1.50 “Royalty Term” means, on a Licensed Product by Licensed Product and country-by-country basis within the Territory, the period of time beginning on the First Commercial Sale of such Licensed Product in such country and ending upon the latest of: (i) the expiration of the last-to-expire relevant Valid Claim covering or claiming Compound or Licensed Product or methods of making or use of Compound or Licensed Product in such country of the Territory; or (ii) the twelfth (12th) anniversary of the First Commercial Sale of Licensed Product in such country of the Territory. Notwithstanding the foregoing, the Royalty Term shall be extended on a country-by-country basis by Regulatory Exclusivity, if any and as applicable, in the Territory.

1.51 “Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the Execution Date, Cuba, Iran, North Korea, Sudan and Syria).

1.52 “Sanctions” means (i) economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States government and administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council, the European Union or Her Majesty's Treasury of the United Kingdom, and (ii) economic or financial sanctions imposed, administered or enforced from time to time by the United States State Department, the United States Department of Commerce or the United States Department of the Treasury.

1.53 “Sanctions List” means any of the lists of specifically designated nationals or designated Persons held by the US government and administered by OFAC, the United States State Department, the United States Department of Commerce or the United States Department of the Treasury or the United Nations Security Council or any similar list maintained by the European Union, any other EU Member State or any other U.S. government entity, in each case as the same may be amended, supplemented or substituted from time to time.

1.54 “Sublicensee” means any Third Party to which Licensee has sub-licensed its rights on the Licensed Product (other than the right to manufacture Compound, if any) under this Agreement. For the sake of clarity and for the purpose of this Agreement, a Distributor will not be considered a Sublicensee.

1.55 “Territory” means the territories of the People’s Republic of China (the “PRC”), Hong Kong, Macau, Taiwan, Thailand and any additional countries that may be added upon the mutual written consent of the Parties.

1.56 “Third Party” means any Person other than Licensor or Licensee or their respective Affiliates.

1.57 “U.S.” means the United States of America and its possessions and territories.

1.58 “Valid Claim” means a claim of any Licensed Patent which claim: (i) has not been rejected, revoked or held to be invalid or unenforceable by a court or other authority of competent jurisdiction, from which decision no appeal can be further taken; or (ii) has not been finally abandoned, disclaimed or admitted to be invalid or unenforceable through reissue or disclaimer.

1.59 Interpretation. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (i) “include”, “includes” and “including” are not limiting; (ii) “hereof”, “hereto”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) words of one gender include the other gender; (iv) words using the singular or plural number also include the plural or singular number, respectively; (v) references to a contract or other agreement mean such contract or other agreement as from time to time amended, modified or supplemented; (vi) references to a “Person” are also to its permitted successors and assigns; (vii) references to an “Article”, “Section”, “Exhibit” or “Schedule” refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement, unless expressly stated otherwise; and (viii) references to a law include any amendment or modification to such law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the date of this Agreement.

1.60 Additional Definitions. The following terms have the meanings set forth in the corresponding Sections of this Agreement:

Term	Section
“$”	1.14
“Additional Indication”	1.1
“Additional Licensed Product”	1.2
“Affiliate”	1.3
“Agreement”	Preamble

Term	Section
“Anti-Bribery and Anti-Corruption Laws”	1.4
“Approved Indication(s)”	1.5
“Audit”	8.9
“Breaching Party”	13.2.1
“CFDA”	1.6
“CMC”	1.47
“Combination Product”	1.39
“Commercial Milestone Event”	8.2.2
“Commercial Milestone Payments”	8.2.2
“Commercialize”	1.7
“Commercially Reasonable Efforts”	1.8
“Committee Meetings”	3.5.2
“Committees”	3.3
“Competitive Product”	1.9
“Compound”	1.10
“Compound Manufacturing Plan”	7.2
“Conditions”	2.1.1
“Confidential Information”	12.1
“Control”	1.11
“Convertible Note”	8.1.2
“Convertible Note Investment”	8.1.2
“Defense Action”	9.3.3
“Develop”	1.12

“Development Milestone Event”	8.2.1
“Development Milestone Payments”	8.2.1
“Development Plan”	4.2.1
“Development Plan Event”	4.4
“Disbanding Notice”	3.8
“Disclosing Party”	12.1
“Distributor”	1.13
“DMFs”	1.47
“Dollar”	1.14
“Enforcement Action”	9.3.2
“Execution Date”	Preamble
“FD&C Act”	1.16
“FDA”	1.15
“Field”	1.17
“First Commercial Sale”	1.18
“GCP”	1.20
“Generic Product”	1.19
“GLP”	1.21
“GMP”	1.22
“Good Clinical Practices”	1.20

Term	Section
“Good Laboratory Practices”	1.21
“Good Manufacturing Practices”	1.22
“Governmental Authority”	1.23
“Holdings”	14.15
“ICH”	1.20
“IND”	1.24
“Indemnified Person”	11.1
“Initial Development Plan”	4.2.2
“Initial Indication”	1.25
“Initial Licensed Product”	1.26

“Invention”	1.27
“JCC”	3.3
“JCC Meeting”	3.5.2
“JDC”	3.1
“JDC Meeting”	3.5.1
“Joint New IP”	9.1.1
“Know-How”	1.28
“Laws”	1.29
“Licensed IP”	1.30
“Licensed Know-How”	1.31
“Licensed Patents”	1.32
“Licensed Product”	1.33
“Licensed Technology”	1.34
“Licensee”	Preamble
“Licensee New IP”	9.1.2
“Licensee New Patents”	9.2.2
“Licensee Reserved Dispute”	1.35
“Licensee Trademark”	6.3.1
“Licensor”	Preamble
“Licensor New IP”	9.1.3
“Licensor Reserved Dispute”	1.36
“Licensor Trademarks”	6.3.2
“MAA”	1.38
“Manufacture”	1.37
“Manufacturing”	1.37
“Marketing Authorization Application”	1.38
“Milestone Events”	8.2.2
“Milestone Notification Notice”	8.2.3
“Milestone Payments”	8.2.2
“Net Recovery”	9.3.5
“Net Sales”	1.39
“OFAC”	1.52
“Other Product”	1.39

Term	Section
“Parallel Exportation”	2.3.4
“Parties”	Preamble
“Party”	Preamble
“Patents”	1.40
“Payment”	8.6
“Permitted Recipient”	12.2
“Person”	1.41
“Phase 3 Clinical Trial”	1.42
“PRC”	1.55
“PRC Site”	7.2
“Product Approval”	1.43
“Product Complaint”	1.44
“Publications”	12.7
“Receiving Party”	12.1
“Redacted Agreement”	12.8
“Regulatory Approvals”	1.45
“Regulatory Authority”	1.46
“Regulatory Data”	1.47
“Regulatory Exclusivity”	1.48
“Regulatory Materials”	1.49
“Royalty Adjustment”	8.4
“Royalty Rate”	8.3
“Royalty Term”	1.50
“Sanctioned Country”	1.51
“Sanctions”	1.52
“Sanctions List”	1.53
“Sublicensee”	1.54
“Term”	13.1
“Territory”	1.55
“Third Party”	1.56
“Third Party Claim”	11.1
“U.S.”	1.57
“Upfront Payment”	8.1.1
“Valid Claim”	1.58

ARTICLE 2

LICENSES

2.1 Grant to Licensee.

2.1.1 Technology License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee, which grant shall not become effective until: (i) the Upfront Payment and the Convertible Note Investment to be made by Licensee pursuant to Section 8.1 have been received by Licensor in full; and (ii) a mutually agreed Initial Development Plan has been adopted by the Parties pursuant to Section 4.2.2 (collectively, the “Conditions”), an exclusive right and an exclusive license under the Licensed Technology to Develop and Manufacture, to use and to Commercialize Licensed Product for the Approved Indications in the Field in the Territory, without the right to sublicense except pursuant to Section 2.2.3 and Section 2.2.4. For clarity, the foregoing license grant does not include the right to manufacture Compound, except upon the effectiveness of Section 2.1.2.

2.1.2 Compound Manufacturing License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee, (which grant is conditioned on Licensee’s agreement to permit Licensor to use the PRC Site as Licensor’s backup manufacturing site in accordance with Section 7.2), an exclusive right and an exclusive license under the Licensed Technology to make or have made Compound at the PRC Site solely for its Manufacturing of Licensed Product from such Compound for Developing and Commercializing Licensed Product for the Approved Indications in the Field in the Territory. The foregoing license grant shall not become effective until: i) the Conditions have been satisfied; and (ii) Licensor and Licensee adopt a Compound Manufacturing Plan pursuant to Section 7.2.

2.2 Additional Licensing Provisions.

2.2.1 Negative Covenant. Licensee covenants that it will not use or practice any Licensed IP except for the purposes of and in the manner that is expressly permitted in the applicable license grant and terms and conditions of this Agreement.

2.2.2 No Implied Licenses. Except as explicitly set forth in this Agreement, Licensor does not grant any license, express or implied, under its intellectual property rights to Licensee, whether by implication, estoppel or otherwise.

2.2.3 Sublicense to Affiliates. Licensee may sublicense the licenses granted by Licensor in Section 2.1 to its Affiliates provided, however, that Licensee shall remain fully and jointly responsible for and be guarantor of the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.

2.2.4 Sublicense to Sublicensees. Licensee may sublicense the licenses granted by Licensor in Section 2.1, only with the prior written approval of Licensor (except in the case of Licensee’s Affiliates), which approval will not be unreasonably withheld or delayed. Licensee and the applicable Sublicensee shall document any such proposed sublicense in writing and the terms of the written sublicense shall require such Sublicensee to comply with the terms of this Agreement. Licensee shall be responsible for its Sublicensee’s actions and omissions with respect to this Agreement. As a precondition to Licensor’s consent to such sublicense, Licensee shall provide to Licensor a true and complete copy of the proposed sublicense agreement as executed by Licensee and the Sublicensee for Licensor’s review. Licensee shall have the right to appoint Distributors; provided that neither Licensee nor any of its Affiliates may appoint any Distributor in which it has equity or other economic interest without prior written consent of Licensor.

2.3 Exclusivity.

2.3.1 Licensee. Licensee hereby covenants that it shall not (and shall cause its Affiliates not to), during the Term, develop (including submitting any application(s) for product approval), manufacture or commercialize any Competitive Product in the Territory, either on its own, with or through any Affiliate, or in collaboration with a Third Party. Notwithstanding the foregoing, this Section 2.3.1 and the covenant set forth herein shall not apply to any Third Party (or such Third Party’s Affiliates) that becomes an Affiliate of Licensee solely as a result of a Change of Control of Licensee, but will continue to be binding on Licensee. As used herein, “Change of Control” shall mean, with respect to Licensee and its Affiliates: (a) the possession, directly or indirectly, of the power to cause the direction of the management and policies of such Person, whether through ownership of voting securities or by contract relating to voting rights or corporate governance; and (b) the ownership, directly or indirectly, of fifty percent (50%) or more of the voting securities of such Person, pursuant to a merger, sale or purchase of stock or assets or similar transaction. If Licensee seeks to enter into a transaction whereby a Third Party that develops, manufactures or commercializes a Competitive Product in the Territory would become an Affiliate of Licensee, then Licensee shall have the right to provide information regarding the anticipated effect of such Competitive Product on Licensor’s rights and benefits under this Agreement and request of waiver of this Section 2.3.1 with respect to such Competitive Product, and Licensor will consider such request, which may be granted or denied by Licensor in its sole discretion.

2.3.2 Licensor. Licensor hereby covenants that it shall not (and shall cause its Affiliates not to), during the Term, develop (including submitting any application(s) for product approval), manufacture or commercialize any Competitive Product in the Territory, on its own, with or through any Affiliate, or in collaboration with a Third Party. Notwithstanding the foregoing, this Section 2.3.2 and the covenant set forth herein shall not apply to any Third Party (and such Third Party’s Affiliates) that becomes an Affiliate of Licensor solely as a result of a Change of Control of Licensor, but will continue to be binding on Licensor. As used herein, “Change of Control” shall mean, with respect to Licensor and its Affiliates: (a) the possession, directly or indirectly, of the power to cause the direction of the management and policies of such Person, whether through ownership of voting securities or by contract relating to voting rights or corporate governance; and (b) the ownership, directly or indirectly, of fifty percent (50%) or more of the voting securities of such Person, pursuant to a merger, sale or purchase of stock or assets or similar transaction. If Licensor seeks to enter into a transaction whereby a Third Party that develops, manufactures or commercializes a Competitive Product in the Territory would become an Affiliate of Licensor, then Licensor shall have the right to provide information regarding the anticipated effect of such Competitive Product on Licensee’s rights and benefits under this Agreement and request of waiver of this Section 2.3.2 with respect to such Competitive Product, and Licensee will consider such request, which may be granted or denied by Licensee in its sole discretion.

2.3.3 Jurisdictional Compliance. It is the desire and intent of the Parties that the restrictive covenants contained in this Section be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought.

2.3.4 Ex-Territory Activities. Licensee hereby covenants and agrees that it shall not (and shall cause its Affiliates not to), either directly or indirectly, market or sell Licensed Product into countries or regions outside of the Territory. Without limiting the generality of the foregoing, with respect to such countries or regions outside of the Territory, Licensee shall not, directly or indirectly: (i) engage in any promotional activities relating to Licensed Product directed solely to customers located in such countries or regions; or (ii) solicit or fulfill orders from any prospective purchaser located in such countries or regions. If Licensee becomes aware that any Third Party is engaging in reselling Licensed Product outside the Territory (“Parallel Exportation”), Licensee will use its best efforts to cause such Third Party to cease and desist said Parallel Exportation, to the extent permitted by the Laws.

ARTICLE 3

GOVERNANCE

3.1 Formation and Membership of the JDC. The Parties shall, within seven (7) days after the Execution Date, form a joint development committee (the “JDC”). The JDC shall consist of an equal number of members appointed by each of Licensor and Licensee, with up to three (3) representatives appointed by Licensor and up to three (3) representatives appointed by Licensee. The JDC shall be chaired by one of the Licensor representatives.

3.2 Responsibilities of the JDC. The JDC shall have the following responsibilities:

3.2.1 provide a forum for exchange of information related to the Development of Licensed Product for the Approved Indications in the Field in the Territory;

3.2.2 review and approve any material amendments to the Development Plan for the Licensed Product for the Approved Indications in the Field in the Territory;

3.2.3 review and approve the trial protocol and form of informed consent for each study to be conducted in the Territory under the Development Plan;

3.2.4 ensure that the work conducted in the Territory under the Development Plan does not materially adversely affect the development of Licensed Product outside the Territory;

3.2.5 provide overall strategic and business guidance with respect to the Development of Licensed Product for the Approved Indications in the Territory;

3.2.6 provide updates, data and other information regarding each Party’s activities under the Development Plan;

3.2.7 oversee and coordinate Compound manufacturing and supply, Licensed Product Development, Manufacturing and supply in the Territory ;and

3.2.8 perform such other functions as the Parties may mutually agree (but without amending the terms and conditions of this Agreement).

3.3 Formation and Membership of the JCC. The Parties shall establish the joint commercialization committee (the “JCC” and, collectively, with the JDC, the “Committees”) prior to the filing of the first MAA in the Territory. The JCC shall consist of an equal number of members appointed by each of Licensor and Licensee, with up to three (3) representatives appointed by Licensor and up to three (3) representatives appointed by Licensee. The JCC shall be chaired by one of the Licensee representatives.

3.4 Responsibilities of the JCC. The JCC shall have the following responsibilities:

3.4.1 provide a forum for exchange of information related to the Commercialization of Licensed Product for the Approved Indications in the Field in the Territory;

3.4.2 prepare and adopt the Commercialization plan for Licensed Product for the Approved Indications in the Field in the Territory and any proposed material amendments or updates;

3.4.3 provide overall strategic and business guidance with respect to the Commercialization of Licensed Product for the Approved Indications in the Field in the Territory;

3.4.4 oversee and coordinate Compound supply, Licensed Product Manufacturing and supply in the Territory (but without amending the terms and conditions of this Agreement);

3.4.5 monitor marketing, promotion, sales and distribution of Licensed Product in the Territory and otherwise oversees the Commercialization activities in the Territory under the Commercialization Plan;

3.4.6 provide a forum for the exchange of information related to the branding of Licensed Product and the selection of trademarks for Licensed Product in the Territory; and

3.4.7 perform such other functions as the Parties may mutually agree (but without amending the terms and conditions of this Agreement).

3.5 Committee Meetings.

3.5.1 During the period beginning ninety (90) days after the Execution Date and ending after the First Commercial Sale of Licensed Product for an Approved Indication, the JDC shall meet quarterly or as otherwise determined by the Parties (each such meeting, a “JDC Meeting”). Each Party shall provide written materials, in English, relating to its activities under the Development Plan in advance of each Committee Meeting.

3.5.2 Following formation, the JCC shall meet quarterly or as otherwise determined by the Parties (each such meeting, a “JCC Meeting” and collectively with the JDC Meeting, the “Committee Meetings”).

3.5.3 All Committee Meetings may be conducted in person, by videoconference or by teleconference at such times and such locations as shall be determined by such Committee, provided, however, that at least one meeting per calendar year will be conducted in-person. In-person meetings of such Committee will alternate between appropriate offices of each Party. The Parties shall each bear all expenses of their respective representatives relating to their participation on such Committee. The chairman of such Committee will appoint a secretary who will be responsible for preparing and distributing to the Committee’s minutes of each meeting within ten (10) business days after such Committee Meeting. All Committee Meetings will be conducted in English with English and Chinese translations of all material documents as requested by the members. Meeting minutes will be prepared in English.

3.6 Decisions. All decisions of the JDC or JCC made pursuant to this Agreement shall be made by unanimous consensus. If the JDC or JCC is unable to reach unanimous consensus, the matter shall be referred to the Chief Executive Officers of each Party for resolution. If the Chief Executive Officers of the Parties are unable to resolve the matter within thirty (30) days after it is referred to them, and do not agree to extend the time for resolution, then the matter shall be decided by the Chief Executive Officer of the Licensee if it is a Licensee Reserved Dispute, or by the Chief Executive Officer of Licensor if it is a Licensor Reserved Dispute. In such cases, the applicable Chief Executive Officer shall make his or her decision with regard to the Licensor Reserved Dispute or Licensee Reserved Dispute, respectively, within ten (10) business days of its referral and such decision shall be final and binding and shall not be subject to dispute resolution. Licensor Reserved Dispute or Licensee Reserved Dispute shall not include disputes with respect to the interpretation, breach, termination or invalidity of this Agreement.

3.7 Limits on Authority. The JDC and JCC shall have only the powers assigned expressly to them respectively in this Section and elsewhere in this Agreement, and shall not have any power to amend, modify or waive the terms of or compliance with this Agreement. In furtherance thereof, each Party shall retain the rights, powers and discretion granted to it under this Agreement and no such rights, powers or discretion shall be delegated or vested in the JDC or JCC unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing. Without limiting the generality of the foregoing, the JDC and JCC shall have no decision making authority with respect to any matters related to: (i) approving (or otherwise making decisions with respect to) matters related to obtaining, maintaining or enforcing Patent protection and market and data exclusivity for Licensed Product in the Field in the Territory; (ii) the Development of Licensed Product outside of the Territory; (iii) the Commercialization of Licensed Product outside of the Territory; (iv) the manufacture of Compound; (v) the Manufacture of the Licensed Product outside the Territory; or (vi) the use of Compound or Licensed Product outside the Territory.

3.8 Disbanding a Committee. At any time during the Term, and for any reason, either Party shall have the right to disband the JDC or JCC upon written notice to the other Party, which notice shall be effective immediately upon receipt (“Disbanding Notice”). Following the issuance of a Disbanding Notice and subject to this Section: (i) such Committee shall immediately cease meeting; and (ii) all decisions, obligations, rights and responsibilities within the purview of such Committee shall henceforth be handled directly between the Parties, and the Parties shall work together in good faith and ensure the sharing of information previously under the purview of such Committee. In the event of any dispute, Section 3.6 shall apply. If, at any time following the issuance of a Disbanding Notice, the Party issuing the Disbanding Notice wishes to reestablish such Committee, such Party shall notify the other Party in writing and, thereafter, such Committee shall be reestablished and function in accordance with the provisions of this Section. For clarity, the disbanding of a Committee by either Party under this Section shall have no impact on the consideration provided for or due to such Party under this Agreement.

ARTICLE 4

DEVELOPMENT

4.1 Development Activities. Licensee shall use Commercially Reasonable Efforts to carry out the Development activities set forth in the Development Plan in accordance with the time frames set forth therein. Licensee shall conduct its Development activities in accordance with sound and ethical business and scientific practices, and in compliance with all Laws, GCPs and GLPs. All costs incurred in the Development of Licensed Product in the Field in the Territory shall be borne solely by Licensee. In addition, Licensee shall not use in any capacity, in connection with its Development, Manufacture or Commercialization of Licensed Product hereunder, any Person who, to Licensee’s knowledge, has been debarred pursuant to Section 306 of the FD&C Act (or similar Laws outside of the U.S.), or who is the subject of a conviction described in such section, and Licensee shall inform Licensor in writing immediately if it or any Person who is performing services for Licensee hereunder is debarred or is the subject of a conviction described in Section 306 (or similar Laws outside of the U.S.), or if any action, suit, claim, investigation or legal administrative proceeding is pending, relating to the debarment of Licensee or any Person used in any capacity by Licensee in connection with its Development, Manufacturing or Commercialization of Licensed Product hereunder.

4.2 Development Plan.

4.2.1 General. In connection with the Development of Licensed Product for the Initial Indication and each any Additional Indication, if applicable, in the Territory, Licensee shall conduct Development activities pursuant to a comprehensive development plan for the applicable Approved Indication (as may be amended or updated, the “Development Plan”). The Development Plan shall set forth, among other things, the following:

(a) any preclinical studies, clinical trials and other studies necessary for Regulatory Approval for the Initial Indication and any Additional Indication, if applicable, in the Territory. For clarity, and without limitation of any other provisions herein, the protocols and forms of informed consent pursuant to which any clinical trials using Licensed Product will be conducted shall be approved by both Parties with such approval not to be unreasonably withheld or delayed;

(b) the material elements of Licensee’s regulatory plans for obtaining and maintaining Regulatory Approvals for the Approved Indications in the Territory, and the timelines associated therewith; and

(c) written approval of Licensor is required prior to the commencement of any research, non-clinical, preclinical activities on Compound or any Licensed Product unless it is required by a Regulatory Authority as a condition of obtaining or maintaining the Regulatory Approvals for a Licensed Product for an Approved Indication in the Territory.

4.2.2 Initial Development Plan. Licensee shall provide Licensor with a draft of the initial Development Plan for the Initial Indication (the “Initial Development Plan”) no later than thirty (30) days from the Execution Date. The Parties shall finalize and adopt the Initial Development Plan as soon as possible, but no later than sixty (60) days from the Execution Date.

4.2.3 Additional Indications. If Licensee wants to Develop the Licensed Product for any new indication in the Field, it shall submit the proposed new indication, together with a draft Development Plan for such new indication to Licensor, for prior written approval, which approval shall not be unreasonably withheld or delayed. If approved, such new indication shall become an Additional Indication and the approved Development Plan shall become the Development Plan for the Additional Indication.

4.2.4 Additional Licensed Products. If Licensee wants to Develop Additional Licensed Products for any Approved Indication in the Field, it shall submit the proposed new product (whether it is based on a new Compound or new formulation of existing Compound), together with a draft Development Plan for such Additional Licensed Product to Licensor, for prior written approval, which approval shall not be unreasonably withheld or delayed. If approved, such new product shall become an Additional Licensed Product and the approved Development Plan shall become the Development Plan for the Additional Licensed Product.

4.2.5 Updating and Amending Development Plan. From time to time during the Term, either Party may submit to the JDC any proposed expansion or other amendment of the Development Plan to cover additional or modified Development activities for an applicable Approved Indication with respect to an applicable Licensed Product in the Territory for the JDC’s review and comment. Once reviewed and if approved by the JDC, each amended Development Plan shall become effective and supersede the previous Development Plan as of the date of such approval or at such other time as decided by the JDC or otherwise determined (if a decision is not reached by the JDC) in accordance with the terms of this Agreement.

4.3 Records, Reports and Information.

4.3.1 General. Licensee shall, to the extent applicable, maintain current and accurate records of all work conducted by it under the Development Plan and all data and other information resulting from such work (which records shall include, as applicable, books, records, reports, research notes, charts, graphs, comments, computations, analyses, recordings, photographs, computer programs and documentation thereof (e.g., samples of materials and other graphic or written data generated in connection with the Development activities)). Such records shall properly reflect all work done and results achieved in the performance of the Development activities in sufficient detail and in good scientific manner appropriate for regulatory and patent purposes. Licensee shall, to the extent applicable, document all preclinical studies and clinical trials to be conducted pursuant to the Development Plan in formal written study reports according to applicable national and international (e.g., ICH, GCP and GLP) guidelines. Licensor shall, to the extent applicable and practicable, be given an adequate opportunity, in any event not less than fifteen (15) business days, to comment (together with English language translations as set forth in Section 5.2.5) on the drafts of reports resulting from material activities conducted under the Development Plan; provided that, Licensee will incorporate (or otherwise appropriately and adequately address) any comments received from Licensor to the extent that a failure to so incorporate (or otherwise appropriately and adequately address) any such comments could have an adverse effect on Licensed Product or Compound outside of the Territory.

4.3.2 Status Updates in the Territory. Licensee shall, to the extent applicable, provide the JDC with reports detailing its Development activities under the Development Plan and the results thereof at least five (5) business days prior to any JDC meeting and with the same frequency as JDC meetings. Without limiting the foregoing, Licensee shall, promptly, but in any event within ten (10) business days after receipt thereof, provide to Licensor copies of any material documents or correspondence received from any Regulatory Authority related to Development activities under the Development Plan, together with English language translations as set forth in Section 5.2.5.

4.3.3 Access to Records. Licensor shall have the right, not more than one (1) time per calendar year, to review all records under the Development Plan maintained by the Licensee at reasonable times, upon written request; provided, however, that the Licensee shall have the right to redact any portions thereof not solely related to the Development of Licensed Product for use in the Field.

4.4 Development Diligence. If Licensee fails to complete a development event as set forth in the Development Plan (each, a “Development Plan Event”) within twenty-four (24) months after the target date for such Development Plan Event as set forth in the then current Development Plan (including the Initial Development Plan, to the extent applicable), then such failure shall constitute a material breach and Licensor shall have the right to terminate this Agreement in accordance with Section 13.2.1. For the avoidance of doubt, “Development Plan Event” does not necessarily refer to any Milestone Event but instead means a specifically defined event with a certain targeted or planned date for achieving such event as indicated in the Development Plan. Notwithstanding the foregoing, the Parties agree that if Licensee (a) fails to use Commercially Reasonable Efforts to pursue the Development Plan or (b) fails to file the initial IND for Licensed Product in the Initial Indication, within twelve (12) months after the relevant target date as set forth in the Initial Development Plan, then such failure shall constitute a material breach and Licensor shall have the right to terminate this Agreement in accordance with Section 13.2.1.

ARTICLE 5

REGULATORY

5.1 Regulatory Data and Regulatory Materials.

5.1.1 Regulatory Materials and Regulatory Data. During the Term, each Party shall to the extent not precluded under any contractual obligations to which it is subject provide to the other, within thirty (30) days, copies of any Regulatory Materials and Regulatory Data that it may generate or otherwise acquire, that pertain to Compound or Licensed Product in the Field and that are required for the Development in their respective territories.

5.1.2 Use of Data by Licensee. Licensee may use the Regulatory Materials and Regulatory Data provided by Licensor hereunder or generated by Licensee hereunder, and any other Licensed Technology only for the purposes of: (i) Developing Licensed Product; (ii) Manufacturing and Commercializing Licensed Product; and (iii) obtaining and maintaining Regulatory Approval for Licensed Product, in each case, for the Approved Indications in the Field in the Territory pursuant to this Agreement.

5.2 Regulatory Filings and Regulatory Approvals.

5.2.1 General Responsibilities; Ownership of Regulatory Approvals. Licensee shall use Commercially Reasonable Efforts to obtain Regulatory Approval in its name for Licensed Product in the Field in the Territory on the timelines described in the Development Plan. Subject to Section 5.2.2, Licensee shall be responsible for the preparation of all Regulatory Materials necessary or useful for obtaining and maintaining Regulatory Approvals in the Territory (including labeling and packaging for Licensed Product in the Field in the Territory) and Licensee shall submit such Regulatory Materials, Regulatory Approvals and MAAs, as applicable, to the applicable Governmental Authorities in the Territory.

5.2.2 Licensor’s Assistance. Upon reasonable request of Licensee and subject to availability of appropriate personnel, Licensor shall use Commercially Reasonable Efforts to provide reasonable assistance to Licensee to prepare the Regulatory Materials for Regulatory Approval and to respond to Regulatory Authorities’ inquiries and investigation.

5.2.3 Cost of Regulatory Activities. All costs incurred in connection with preparing by or on behalf of Licensee of Regulatory Materials and obtaining of Product Approvals in the Territory for Licensed Product shall be borne solely by Licensee. Licensee shall be responsible for all costs involved in the maintenance of all Regulatory Approvals for Licensed Product in the Territory.

5.2.4 Reporting and Review. Licensee shall keep Licensor reasonably and regularly informed in connection with the preparation of all Regulatory Materials, Regulatory Authority review of Regulatory Materials, and Regulatory Approvals, in each case, with respect to Licensed Product for sale in the Territory. Licensee shall provide Licensor, within fifteen (15) days, with copies of all material notices, questions, and requests for information in tangible form which it receives from a Regulatory Authority with respect to Licensed Product, together with English language translations as set forth in Section 5.2.5.

5.2.5 Notification and Consultation Prior to Regulatory Filings. Licensee shall inform, and consult with, Licensor regarding its strategy for pre-authorization activities (i.e., Regulatory Authority meetings and MAA filing) and post-authorization activities, with respect to Regulatory Approvals in the Territory for Licensed Product in the Territory prior to the filing thereof. In addition, and without limitation of the foregoing, Licensee shall provide Licensor at least ten (10) days, to the extent possible, and if ten (10) days is not possible, then the longest time possible, to review all proposed Regulatory Materials for review and comment prior to filing, and Licensee shall use good faith efforts to incorporate any comments received from Licensor. Licensee shall provide Licensor with a summary, in English, of such materials. If Licensee requests Licensor to comment or advise on any documents or sections of a document, Licensee shall provide an English translation of such document or section of a document if the original language is not English. In addition, as to any regulatory materials that are required by the Laws to be submitted to any Regulatory Authority outside of the Territory, such as a report of Adverse Event, final clinical study reports and final clinical study report databases, Licensee shall provide the original document as well as an English translation of such regulatory materials.

5.3 Rights of Reference.

5.3.1 Licensee shall permit Licensor (and its licensees) to access, and shall provide Licensor (and its licensees) with sufficient rights to reference and use in association with exercising its rights and performing its obligations under this Agreement, Licensee’s Regulatory Materials and Regulatory Approvals in the Territory that are associated with Compound and/or Licensed Product. Licensee shall transmit all necessary and appropriate letters to applicable Regulatory Authorities advising such applicable Regulatory Authorities of such rights of reference and use.

5.3.2 To the extent permitted under its contractual obligations with Third Parties and to the extent they are within Licensor’s Control, Licensor shall permit Licensee to access, and shall provide Licensee with sufficient rights to reference and use, in association with exercising Licensee’s rights and performing its obligations under this Agreement, Regulatory Materials and Regulatory Approvals outside of the Territory that are associated with Compound and/or Licensed Product. To the extent permitted under its contractual obligations with Third Parties, Licensor shall transmit, or cause the transmission of, all necessary and appropriate letters to applicable Regulatory Authorities advising such applicable Regulatory Authorities of such rights of reference and use.

5.4 Adverse Event Reporting, Safety Data Exchange and Medical Inquiries. Licensee, as the holder of Product Approvals, shall be responsible for the collection, review, assessment, tracking and filing of information related to adverse events associated with Licensed Product in the Field in the Territory (whether or not Product Approval has been achieved), in each case in accordance with Laws and this Agreement. Licensee shall ensure that, in the Development, Manufacture, use and Commercialization of Licensed Product, it will record, investigate, summarize, notify, report and review all adverse events in accordance with Laws. Licensor (or its designee) shall be responsible for the collection, review, assessment, tracking and filing of information related to adverse events associated with Licensed Product in the countries or regions outside of the Territory. The safety units from each of the Parties, if and when available, shall meet and agree upon written pharmacovigilance agreements for exchanging adverse event and other safety information relating to: (i) the Development of Licensed Product within one hundred and eighty (180) days of the Execution Date; and (ii) the Commercialization of Licensed Product in connection with the first MAA for Licensed Product to be filed. Such written pharmacovigilance agreement shall ensure that adverse event and other safety information is exchanged according to a schedule that will permit each Party (and its designees and permitted sublicensees) to comply with Laws and regulatory requirements in their respective markets. Licensee will provide Licensor with reports in English and English translations of other documents reasonably requested by Licensor to facilitate Licensor’s obligations to comply with Laws and regulatory obligations.

5.5 Regulatory Authority Communications Received by a Party.

5.5.1 General. Licensee shall promptly inform Licensor of any action by, or notification or other information which it receives from, any Regulatory Authority whether in the Territory which: (i) raises any material concerns regarding the safety or efficacy of Licensed Product; (ii) indicates or suggests a potential material liability of either Party to Third Parties in connection with Licensed Product; (iii) is reasonably likely to lead to a recall, market withdrawal or market notification with respect to Licensed Product in the Territory; or (iv) relates to expedited and periodic reports of adverse events with respect to Licensed Product in the Territory, or Product Complaints, and which may have an adverse impact on Regulatory Approval or the continued Commercialization of Licensed Product in the Territory. Licensee shall be solely responsible for responding to any such communications relating to Licensed Product in the Territory and the Parties shall reasonably cooperate with and assist each other in complying with regulatory obligations. Licensee shall also promptly provide Licensor with a copy of all material correspondence received from a Regulatory Authority, together with English language translations as set forth in Section 5.2.5.

5.5.2 Disclosures. Licensee shall disclose to Licensor all material information pertaining to actions taken by Regulatory Authorities in connection with Licensed Product, including any audit notice, notice of initiation by Regulatory Authorities of investigations, inspections, detentions, seizures or injunctions concerning Licensed Product, notice of violation letter (i.e., an untitled letter), warning letter, or any other letter discussing Product compliance, service of process or other inquiry. In addition, Licensee shall promptly inform Licensor by in any event no later than fifteen (15) days of receiving such notice of any inspections, proposed regulatory actions, investigations or requests for information or a meeting by any Regulatory Authority with respect to Licensed Product and provide Licensor or its designee the opportunity to participate, if such participation is allowed according to the Laws of such jurisdiction. Licensee shall also promptly provide Licensor with a copy of all material correspondence received from a Regulatory Authority, together with English language translations as set forth in Section 5.2.5.

5.5.3 Recall, Withdrawal, or Market Notification of Licensed Product. If any Governmental Authority threatens or initiates any action to remove Licensed Product from the market in the Field in the Territory, or one Party otherwise determines that a recall, withdrawal or market notification in the Field in the Territory is necessary, the Party receiving notice thereof, or such determining Party, shall notify the other Party of such communication, or such determination, thereof immediately, but in no event later than five (5) business days, after receipt thereof or such determination thereof. Notwithstanding the foregoing, in all cases the Parties will together decide whether to initiate any recall, withdrawal or market notification of Licensed Product in the Field in the Territory, including the scope of such recall or withdrawal (e.g., a full or partial recall, or a temporary or permanent recall) or market notification by way of promptly discussing in good faith the reasons therefor, and Licensee shall implement such decision. Licensee shall also promptly provide Licensor with a copy of all material correspondence received from a Governmental Authority, together with English language translations as set forth in Section 5.2.5.

ARTICLE 6

COMMERCIALIZATION

6.1 Commercialization in the Field in the Territory. During the Term, Licensee shall be solely responsible for Commercializing Licensed Product in the Territory for the Approved Indications in the Field. Licensee shall be responsible for one hundred percent (100%) of the expenses incurred in connection with the Commercialization of Licensed Product in the Territory for the Approved Indications in the Field.

6.2 Licensee’s Performance. Without limiting the generality of the provisions of Section 6.1, in connection with the Commercialization of Licensed Product in the Territory for the Approved Indications in the Field by Licensee hereunder:

6.2.1 Licensee shall: (i) use Commercially Reasonable Efforts to Commercialize Licensed Product for the Approved Indications in the Field in the Territory; (ii) maximize the commercial potential for Licensed Product for the Approved Indications in the Field in the Territory; (iii) represent Licensed Product accurately and fairly; (iv) Commercialize Licensed Product so as to reflect favorably on Licensed Product and the good name, goodwill and reputation of Licensor; (v) act in good faith to maximize the economic value of Licensed Product; and (vi) comply with all Laws, Regulatory Approvals and applicable obligations under this Agreement.

6.2.2 Licensee shall not: (i) disparage, defame, discredit, or negatively comment to Third Parties in any way about or concerning Compound, Licensed Product or Licensor (including Licensor’s activities, operations or other products) nor permit its employees, officers or directors to do so; (ii) utilize deceptive, misleading or unethical business practices; or (iii) take any action or inaction that would reasonably be likely to prejudice the value of Licensed Product.

6.2.3 Licensee shall be solely responsible for: (i) receiving, accepting and filling orders for Licensed Product for the Approved Indications in the Field in the Territory; (ii) handling all returns of Licensed Product for the Approved Indications in the Field in the Territory; (iii) controlling invoicing, order processing and collection of accounts receivable for the sales of Licensed Product for the Approved Indications in the Field in the Territory; and (iv) distributing and managing inventory of Licensed Product for the Approved Indications in the Field in the Territory.

6.3 Licensee Trademarks.

6.3.1 Licensee shall Commercialize the Licensed Product in the Territory in accordance with a Licensed Product branding strategy for the Territory jointly developed by the Parties through the JDC and subject to the terms of this Agreement. Licensee shall inform the JDC of its proposed Licensed Product trademarks in the local language (the “Licensee Trademark”). Licensee shall register, prosecute, maintain, enforce and defend the trademark selected for the Licensed Product in the Territory in its own name and at its own cost. Licensee shall keep Licensor promptly informed of the status of the foregoing activities.

6.3.2 Trademark License. As of the date hereof, Licensor is developing an English version of trademark (including domain name) for Licensed Products, which information will be shared with Licensee once it is finalized (the “Licensor Trademarks”). In accordance with the branding strategy to be developed pursuant to Section 6.3.1, Licensee shall consider in good faith using the Licensor Trademark, together with the Licensee Trademark, to Develop and Manufacture, use and Commercialize Licensed Products for the Approved Indications in the Field in the Territory. If Licensee so elects, Licensor will grant Licensee an exclusive and royalty-free right and an exclusive and royalty-free license to use Licensor Trademarks pursuant to a separate trademark license agreement to be entered into between the Parties. The trademark license agreement shall contain customary provisions, such as, inter alia, restrictions on sublicensing, restrictions on the use the Licensed Trademarks on any other products and requirement to comply to with Licensor’s quality standards and trademark usage guidelines.

ARTICLE 7

SUPPLY

7.1 General. Licensor and Licensee acknowledge and agree that, (i) Compound available as of the Execution Date is manufactured by Licensor’s designated manufacturer in Taiwan; (ii) in order to pursue the Development and Commercialization of the Licensed Product in the PRC, Compound must be manufactured in the PRC; (iii) Licensee is willing and capable to make or have made, at its own cost, Compound at the PRC Site (as defined below) solely for its Manufacturing of Licensed Product pursuant to the Compound manufacturing license granted as per Section 2.1.2; (iv) such Compound manufacturing license is conditioned upon Licensee’s agreement to permit Licensor (or cause its CMO to permit Licensor) to use the PRC Site as a backup manufacturing site for countries outside the Territory, (v) such Compound manufacturing license is subject to the Parties’ adoption of the Compound Manufacturing Plan and (v) the specifications for manufacturing of products within and outside the Territory shall be consistent and Licensor shall have the final decision-making power as to such global specifications for the Compound.

7.2 Compound Manufacturing Plan. Promptly, but not later than sixty (60) days after the Execution Date or such other time period that the Parties may agree, Licensor and Licensee shall collaborate to prepare and adopt a plan to coordinate the Compound Manufacturing activities (the “Compound Manufacturing Plan”). The Compound Manufacturing Plan shall set forth (i) a site in the PRC that is jointly selected by both Parties on which the Compound will be manufactured by or on behalf of Licensee (the “PRC Site”), (ii) a plan for transferring the Compound manufacturing technology to the PRC Site, (iii) a plan for qualifying the PRC Site for obtaining Regulatory Approvals both inside and outside the Territory, (iv) a plan for developing a global product specifications for the Compound manufactured for use both in the Territory and outside the Territory, (v) each Party’s responsibility in implementing the plan, (vi) the terms and conditions (including pricing of Compound at no more than fully-burdened cost plus 15% (fifteen percent) upon which Licensee shall make available capacity and provide services at the PRC Site as Licensor’s backup manufacturing site, and (vii) such other terms that the Parties may agree to include in the Compound Manufacturing Plan.

7.3 Manufacturing Technology Transfer. All costs associated with the Compound Manufacturing technology transfer or with the establishment of the PRC Site shall be borne solely by Licensee; provided that Licensor shall fund the incremental costs of Licensee to satisfy regulatory requirements outside the Territory, which costs shall be mutually agreed by the Parties. Licensor will provide reasonable assistance to Licensee or its designee at Licensee’s request and at no cost to Licensee; provided that Licensee shall reimburse all out-of-pocket expenses incurred by Licensor in providing such assistance. For the avoidance of doubt, such manufacturing technology transfer will include only information available to Licensor at the time of such transfer. Any additional information will be provided by Licensor to Licensee if and when it becomes available.

ARTICLE 8

PAYMENTS

8.1 Initial Payments.

8.1.1 Upfront Payment. Licensee shall remit to Licensor an upfront amount of $[***] (the “Upfront Payment”) by wire transfer of immediately available funds into an account designated in writing by Licensor within sixty (60) days of the Execution Date. Such Upfront Payment shall be nonrefundable and non-creditable against any other payments due hereunder.

8.1.2 Convertible Note. Licensee or Lee’s Healthcare Industry Fund LP or another designee, as reasonably approved by Licensor, shall: (i) execute the promissory note in favor of Licensor attached hereto as Exhibit C (the “Convertible Note”); and (ii) remit to Licensor an amount equal to $[***] (the “Convertible Note Investment”) by wire transfer of immediately available funds into an account designated in writing by Licensor, within sixty (60) days after the Execution Date. For the avoidance of doubt, Licensor’s agreement to accept investment from Lee’s Healthcare Industry Fund LP or its approval of another designee shall not be deemed to relieve Licensee of its obligations under this Section 8.1.2 until such investment is completed.

8.2 Milestone Payments.

8.2.1 Development Milestone Payments. Licensee shall remit to Licensor the milestone payments described in this Section (the “Development Milestone Payments”) following achievement (first occurrence) of the corresponding milestone event (the “Development Milestone Event”) by wire transfer of immediately available funds into an account designated by Licensor no later than sixty (60) days after the achievement (first occurrence) of the applicable Development Milestone Event for the Licensed Product in the Initial Indication and in any Additional Indication, respectively.

Development Milestones		Development Milestone Payment
1. Upon the enrollment of the first patient in a Phase 3 Clinical Trial for Licensed Product in the Initial Indication in the PRC	$	[***]
2. Upon the submission of the first MAA for Licensed Product in the Initial Indication to the Regulatory Authority in the PRC	$	[***]
3. Upon the First Commercial Sale in the PRC for Licensed Product in the Initial Indication	$	[***]
4. Upon the enrollment of the first patient in a Phase 3 Clinical Trial for the Licensed Product in the first Additional Indication in the PRC	$	[***]
5. Upon the First Commercial Sale in the PRC for Licensed Product in the first Additional Indication	$	[***]
6. Upon the First Commercial Sale in the PRC for a fixed combination of Licensed Product containing the Compound with another clinically active ingredient in the Initial Indication or any Additional Indication	$	[***]

8.2.2 Commercial Milestone Payments. Licensee shall remit to Licensor the milestone payments described in this Section 8.2.2 (the “Commercial Milestone Payments” and together with the Development Milestone Payments, the “Milestone Payments”) following achievement (first occurrence) of the corresponding milestone event (the “Commercial Milestone Event” and together with the Development Milestone Events, the “Milestone Events”) by wire transfer of immediately available funds into an account designated by Licensor within four (4) months following end of the calendar year in which the applicable Commercial Milestone Event was achieved. Notwithstanding the foregoing, if multiple Commercial Milestones Events are achieved in a calendar year, then in each calendar year thereafter, Licensee shall remit to Licensor the first achieved but unpaid Commercial Milestone Payment and the payment of any remaining achieved but unpaid Commercial Milestone Payments shall be deferred to the subsequent calendar year.

Commercial Milestones	Commercial Milestone Payment
1. the first calendar year in which the annual Net Sales in the Territory are equal to or exceed $50 million	$[***]
2. the first calendar year in which the annual Net Sales in the Territory are equal to or exceed $100 million	$[***]
3. the first calendar year in which the annual Net Sales in the Territory are equal to or exceed $150 million	$[***]
4. the first calendar year in which the annual Net Sales in the Territory are equal to or exceed $200 million	$[***]
5. the first calendar year in which the annual Net Sales in the Territory are equal to or exceed $500 million	$[***]

8.2.3 Milestone Notification Notice. Licensee shall promptly notify the Licensor in writing of the achievement of each Milestone Event (each, a “Milestone Notification Notice”) by Licensee; provided, that in no event shall a failure to deliver a Milestone Notification Notice relieve Licensee of its obligation to pay Licensor the Milestone Payments described in this Section. Each Milestone Payment is nonrefundable and noncreditable against any other payments due hereunder.

8.3 Royalties. Licensee shall pay to Licensor on a Licensed Product-by-Licensed Product and country-by-country basis (and geographic area-by geographic area basis), until the expiration of the Royalty Term in such region, a royalty equal to the sum of the products of the applicable percentage (the “Royalty Rate”) and the applicable portion of the aggregate annual Net Sales of Licensed Product for a calendar year. For example, [***].

Aggregate Annual Net Sales Amount	Royalty Rate
Up to equivalent of $50,000,000	9%
Between equivalent of $50,000,001 and $100,000,000	[***]	%
Between equivalent of $100,000,001 and $200,000,000	[***]	%
In excess of $200,000,000	15%

8.4 Royalty Adjustment. The Royalty Rate applicable to a Licensed Product in a country in the Territory will be reduced by up to : (i) [***]%) for so long as there is one (1) Generic Product for such Licensed Product in such country in the Territory; (ii) [***]%) for so long as there are two (2) Generic Products for such Licensed Product in such country in the Territory; or (iii) [***]%) for so long as there are three (3) or more Generic Products for such Licensed Product in such country in the Territory, in each case, being marketed by a Third Party in such country in the Territory (the “Royalty Adjustment”). The Royalty Adjustment will be negotiated in good faith by the Parties to reflect the impact of the Generic Product on Licensee, taking into consideration (x) increased marketing costs incurred by Licensee in marketing the Licensed Product in such country, (y) reduced Net Sales per Licensed Product or reduced total Net Sales or reduced growth of total Net Sales of Licensed Product in such country and (z) reduced market share of Licensed Product in such country, in each case, caused by the entry of such Generic Product in such country in the Territory.

8.5 Royalty Payments and Reports. Licensee shall calculate all royalty payments payable to Licensor pursuant to Section 8.3 with respect to Net Sales at the end of each calendar semester (January-June and July-December). Licensee shall remit to Licensor the royalty payment due for Net Sales during a given calendar semester on the date that is thirty (30) days after the end of such calendar semester; provided, however, that if the thirtieth (30th) day falls on a non-business day then such royalty payment shall be remitted on the previous business day. Notwithstanding the timing for royalty payments, Licensee shall provide an estimated royalty report to Licensor within seven (7) business days after the end of each calendar semester (which estimated royalty report will include the gross sales of Licensed Product for the applicable calendar semester and an estimation of the Net Sales of Licensed Product for the applicable calendar semester based on the preceding calendar semester’s deductions from gross sales to arrive at Net Sales during such preceding calendar semester) and an official royalty report to Licensor within thirty (30) days after the end of each calendar semester, which report shall show: (i) a statement of the amount of gross sales of Licensed Product in the Territory during the applicable calendar semester (including such amounts expressed in local currency and as converted to Dollars at the exchange rate for conversion of RMB into Dollars posted by the Bank of China on the last business of day of such applicable calendar semester); (ii) a statement of the amount of each deductions provided for in the definition of “Net Sales” during such calendar semester (i.e., a gross-to-net calculation); and (iii) a statement of the amount of the royalty payment due on such Net Sales for such calendar semester. Without limiting the generality of the foregoing, Licensee shall require its Affiliates and its permitted Sublicensees to account for their respective Net Sales and to provide such reports with respect thereto as if such sales were made by Licensee.

8.6 Taxes. The Upfront Payment, the Milestone Payments, royalties and other amounts payable by Licensee to Licensor pursuant to this Agreement (each, a “Payment”) shall be paid free and clear of any and all income tax or other taxes or duties that may be imposed, except in so far as Licensee is required to deduct the same to comply with applicable Laws. The Parties shall cooperate and take all steps reasonably necessary and lawfully available to them to avoid deducting such taxes and to obtain double taxation relief. If Licensee is required to make any such deduction it shall provide Licensor with such certificates or other documents as it can reasonably obtain to enable Licensor to obtain appropriate relief from double taxation of the payment in question. Notwithstanding the foregoing, if any additional withholding tax obligation arises, after the Execution Date, as a result of any assignment, sublicense, change of place of incorporation, registration as foreign entity outside its home jurisdiction, or failure to comply with applicable Laws, or if such action results in the imposition of indirect taxes that were not otherwise applicable, then the Parties will negotiate in good faith any changes or adaptations to the rules provided for in this Section 8.6 to the extent necessary to ensure that Licensor receives a sum equal to the sum which it would have received had no such action occurred

8.7 Currency Conversion. All payments hereunder shall be made in Dollars. All such payment shall be converted into U.S. Dollars at an exchange rate calculated using the simple average of the daily, exchange rates reported by The Wall Street Journal for the applicable calendar semester for which Licensee will make the applicable payment hereunder, provided that no deduction from any amount shall be made in respect of bank fees or charges.

8.8 Late Payments. Any amount required to be paid by Licensee hereunder which is not paid on the date due shall bear interest at a rate equal to the thirty (30) day U.S. Dollar LIBOR rate effective for the date that payment was first due as reported by The Wall Street Journal, plus three percent (3%). Such interest shall be computed on the basis of a year of three hundred sixty (360) days for the actual number of days payment is delinquent.

8.9 Records; Audits. Licensee and its Affiliates shall keep full, true and accurate records and books of account containing all particulars that may be necessary for the purpose of confirming the accuracy of, and calculating, as applicable, all royalty payments and other amounts payable to Licensor hereunder (including records of Net Sales), and any other records reasonably required to be maintained with respect to Licensee’s obligations under this Agreement, for a minimum period of two (2) years or such longer period as required by Laws. Licensor shall have a right to cause an independent, certified public accounting firm of internationally recognized standing selected by Licensor, which may be Licensee’s statutory auditor, and reasonably acceptable to Licensee, to audit such records of Licensee, and its Affiliates in order to confirm the accuracy of the foregoing (an “Audit”) for a period covering not more than the preceding thirty-six (36) months. Such Audits may be conducted during normal business hours upon reasonable prior written notice to Licensee, but no more than frequently than once per year. Licensee shall make personnel reasonably available during regular business hours to answer queries on all such books and records required for the purpose of the Audit. Any underpayments by Licensee shall be paid to Licensor within fifteen (15) business days of notification of the results of such inspection. Licensor shall cause the accounting firm to execute a reasonable written confidentiality agreement with Licensee, which shall provide that such accounting firm will disclose to Licensor only such information as is reasonably necessary to provide Licensor with information regarding any actual or potential discrepancies between amounts reported or paid and amounts payable under this Agreement and not disclose to Licensor any information, financial or otherwise, unrelated to sales of Licensed Product, including any financial information regarding any of Licensee’s products other than Licensed Product. The accounting firm will send a copy of the report it prepares for Licensor to Licensee at the same time such report is delivered to Licensor. The report sent to Licensee will include the methodology and calculations used to determine the results. Prompt adjustments shall be made by the Parties to reflect the results of such Audit. Any overpayments made by Licensee shall be refunded by Licensor within thirty (30) business days of notification of the results of such inspection. Licensor shall bear the cost of any such Audit, unless the Audit reveals that the actual royalties payable, Net Sales, and/or any other applicable amount audited hereunder to be different, by more than five percent (5%) than the amounts as previously calculated by Licensee in which case Licensee shall bear the cost of the Audit. Licensor shall treat all financial information subject to review under this Section in accordance with the confidentiality and non-use provisions of this Agreement. Licensee shall be free, including in any instance wherein Licensee disputes the results, findings or methodologies of Licensor’s auditor, to engage a suitable auditor, at Licensee’s own cost to review the work of Licensor’s auditor and Licensor shall use Commercially Reasonable Efforts to cause its auditor to meet with Licensee and Licensee’s auditor and provide to Licensee and Licensee’s auditor all relevant documents and information reasonably related to any issues concerning royalty and Milestone Payments, and Licensor and Licensee shall meet in good faith to resolve any and all such issues.

ARTICLE 9

INTELLECTUAL PROPERTY MATTERS

9.1 Ownership of Arising Licensed Product IP.

9.1.1 Joint New IP. (i) Any Invention relating to Licensed Product (including its Development, Manufacture, use or Commercialization), which is conceived, reduced to practice, discovered, developed or generated by or on behalf of Licensor and Licensee jointly while exercising their respective rights or performing their respective obligations under this Agreement; and (ii) any and all rights and title in and to any and all intellectual property rights claiming, covering based on, forming part of, embodying, or comprised in such Invention ((i) and (ii) collectively, the “Joint New IP”) shall vest in, be prosecuted, and be the property of Licensor and Licensee jointly. Without modifying or amending the license grants from Licensor to Licensee in respect of Licensed Technology under Section 2, each Party may exploit such Joint New IP without the other Party’s consent and without accounting to the other Party.

9.1.2 Licensee New IP. (i) Any Invention relating to Licensed Product (including its Development, Manufacture, use or Commercialization), which is conceived, reduced to practice, developed or generated by or on behalf of Licensee solely while exercising its rights or performing its obligations under this Agreement; and (ii) any and all rights and title in and to any and all intellectual property rights claiming, covering based on, forming part of, embodying, or comprised in such Invention ((i) and (ii) collectively, the “Licensee New IP”) shall vest in and be the property of Licensee solely. Licensee shall promptly inform and disclose to Licensor the Licensee New IP after its reduction to practice, development or generation. Licensee hereby grants to Licensor a non-exclusive, royalty free, fully paid up license under such Licensee New IP for any use. If Licensor desires to obtain an exclusive license under any such Licensee New IP for use outside the Territory, Licensor shall notify Licensee in writing. Following Licensee’s receipt of such notice, the Parties shall negotiate in good faith the terms and conditions of such license, including commercially reasonable royalty rates, which shall in no event exceed [***]% on any relevant net sales.

9.1.3 Licensor New IP. During the Term (i) Any Invention relating to Licensed Product for any of the Approved Indications (including its Development Manufacture, use or its Commercialization), which is conceived, reduced to practice, developed or generated by or on behalf of Licensor solely while exercising its rights or performing its obligations under this Agreement; and (ii) any and all rights and title in and to any and all intellectual property rights claiming, covering based on, forming part of, embodying or comprised in such Invention ((i) and (i) collectively, the “Licensor New IP”) shall vest in and be the property of Licensor solely. The Licensor New IP and Licensor’s interest in the Joint New IP shall be deemed part of the Licensed Technology and included in the Licensor’s license grant to Licensee pursuant to Section 2.1.

9.1.4 Inventorship Determination. Inventorship shall be determined in accordance with the U.S. patent law.

9.2 Responsibility for Prosecution of Patents and Trademarks.

9.2.1 Prosecution of Licensed Patents and Licensed Trademarks. Licensor shall have the first right, but not the obligation, to file, prosecute and maintain the Licensed Patents (including the Joint New IP) and Licensed Trademarks in the Territory, at Licensor’s expense. All costs and expenses of filing, prosecuting and maintaining the Licensed Patents and Licensed Trademarks in the Territory shall be borne by Licensor. Licensor shall keep Licensee reasonably informed of the status of Licensed Patents and Licensed Trademarks in the Territory. If Licensor elects not to file, prosecute or maintain any Licensed Patent or Licensed Trademark in any region in the Territory, Licensor shall give Licensee notice thereof within a reasonable period prior to allowing such Licensed Patent or Licensed Trademark, or any claims encompassed by such Licensed Patent, to lapse or become abandoned or unenforceable, and Licensee shall thereafter have the right, at its sole expense, to prepare, file, prosecute and maintain such Licensed Patent and Licensed Trademark in such country in the Territory.

9.2.2 Prosecution of Licensee New Patents and Licensee Trademark. Licensee shall have the first right, but not the obligation, to file, prosecute and maintain the Patents contained in the Licensee New IP (the “Licensee New Patents”) and Licensee Trademark at its own costs. Licensee shall keep Licensor reasonably informed of the status of Licensee New Patents and the Licensee Trademark. If Licensee elects not to file, prosecute or maintain any Licensed Patent or Licensee Trademark, Licensor shall give Licensee notice thereof within a reasonable period prior to allowing such Licensee New Patent or Licensee Trademark, or any claims encompassed by such Licensee New Patent, to lapse or become abandoned or unenforceable, and Licensor shall thereafter have the right, at its sole expense, to prepare, file, prosecute and maintain such Licensee New Patent and Licensee Trademark in such country.

9.3 Enforcement and Defense of Licensed IP.

9.3.1 Notification of Claims. If either Party becomes aware of any: (i) circumstance, claim or proceeding that relate to the Licensed IP that may question, challenge or otherwise adversely affect the validity, title or enforceability of the Licensed IP in the Territory; (ii) alleged infringement or misappropriation of the intellectual property of a Third Party in the Development, Manufacture, use or Commercialize of the Compound or Licensed Product in the Territory; or (iii) actual or potential infringement of the Licensed Patents or misappropriation or misuse of other Licensed IP by a Third Party in the Territory, such Party shall promptly notify the other Party thereof in writing. In addition, if Licensee becomes aware of any circumstance, claim or proceeding relating to the Licensed IP or any actual, alleged or threatened infringement, misappropriation or misuse thereof outside of the Territory, it shall promptly notify Licensor thereof, in writing.

9.3.2 Enforcement Action. Licensee shall have the right, but not the obligation, to institute, at its sole cost and expense, all actions against Third Parties for any past, current and future infringement, misappropriation or misuse of any Licensed IP in the Field in the Territory (each an “Enforcement Action”). If Licensee institutes any such Enforcement Action in the Field in the Territory, then Licensor may, at its option, elect to join Licensee in such Enforcement Action, in which case Licensor shall bear its own out-of-pocket expenses (including the fees and expenses of any separate counsel) arising from such election to join.

9.3.3 Infringement of Third Party Intellectual Property. If a claim or proceeding is initiated against a Party based on the allegation that the Development, Manufacture, use or Commercialization of the Compound or Licensed Product in the Territory has infringed, misappropriated or misused a Third Party’s intellectual property in the Territory or a Party becomes subject to any declaratory judgment action or opposition asserting the invalidity or unenforceability of a Licensed Patent or Licensed Trademark, such Party shall have the right, but not the obligation, at its cost and expense, to defend against such claim or initiate any declaratory judgment action or bring any other action necessary to protect such Licensed IP, Compound or Licensed Product (collectively, a “Defense Action”). The other Party may, at its option, elect to join in such Defense Action, in which case such other Party shall bear its own out-of-pocket expenses (including the fees and expenses of any separate counsel) arising from such election to join.

9.3.4 Settlement. Licensee shall not settle any Enforcement Action, or Defense Action or consent to the entry of any judgment or settlement or otherwise compromise any such action or suit in any way without Licensor’s prior written consent, which consent shall not be unreasonably withheld or delayed

9.3.5 Awards. Any award paid by a Third Party to either Party as a result of any Enforcement Action or Defense Action, whether by way of settlement or otherwise, shall be allocated first pro rata to the reimbursement of any expenses incurred by the Parties in such Enforcement Action or Defense Action, and any remaining amounts (the “Net Recovery”) shall be allocated to the sole enforcing Party or shared equally between the enforcing Parties. Any Net Recovery received by Licensee shall be treated as Net Sales hereunder in the month paid.

9.3.6 Cooperation. Each Party shall reasonably cooperate and execute all necessary documents and take appropriate actions, at the expense of the prosecuting Party, to allow the other Party to prosecute the Patents for which it is responsible, institute and prosecute Enforcement Actions or defend Defense Actions. If either Party, although willing, is unable to institute and prosecute an Enforcement Action or defend a Defense Action solely in its own name in any jurisdiction in the Territory, the other Party shall, if lawful to do so, join such action and shall execute all documents necessary to institute and prosecute such Enforcement Action or defend such Defense Action. In connection with any Patent prosecution, Enforcement Action or Defense Action, the Parties shall cooperate fully and shall provide each other with any information or assistance that either reasonably requests, including the powers of attorney or executing other necessary documents. Each Party shall keep the other informed of developments in any such Patent prosecution, Enforcement Action or Defense Action.

9.3.7 Patent Marking. Licensee shall, and shall cause its Affiliates, Distributors and permitted Sublicensees to mark Licensed Products marketed in the Territory hereunder with appropriate patent numbers or indicia of the Licensed Patents to the extent permitted by the Laws.

9.3.8 Patent Challenge. Licensor shall be permitted to terminate this Agreement upon written notice to Licensee, effective upon receipt, if Licensee or any of its Affiliates, directly or indirectly, (i) initiate or request an interference or opposition proceeding with respect to; (ii) make, file or maintain any claim, demand, lawsuit or cause of action to challenge the patentability, validity or enforceability of; or (iii) oppose any extension of, or the grant of a supplementary protection certificate with respect to, any Licensed Patent.

9.3.9 Short Form License Agreement. If and to the extent required for the purposes of registering the license granted hereunder, the Parties shall enter into simple short form license agreement; provided that in the event of any conflict between this Agreement and such short form license agreement, this Agreement shall govern.

ARTICLE 10

REPRESENTATIONS, WARRANTIES AND COVENANTS

10.1 Mutual Representations, Warranties and Covenants. Each Party hereby represents and warrants to the other that: (i) it has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement; (ii) the execution, delivery and performance of this Agreement have been duly authorized and shall not result in any violation of, be in conflict with or constitute a default under any contract, obligation or commitment to which it is a Party or by which it is bound or under any Laws; and (iii) this Agreement is the legally valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity. Each Party hereby covenants that it will exercise its rights and perform its obligations hereunder in compliance with all Laws.

10.2 Additional Representations and Warranties of Licensor. Licensor hereby represents and warrants to Licensee that:

10.2.1 Licensor has the right to grant to Licensee the licenses under the Licensed Technology in the Territory;

10.2.2 Licensor is not party to any agreement, whether written or oral, which is in force at the Execution Date pursuant to which Licensor has licensed to any Third Party rights under the Licensed Technology to Develop, Manufacture or Commercialize the Licensed Product in the Territory;

10.2.3 No claim or legal proceeding has been served on Licensor, or to its knowledge, threatened by any person alleging, that:

(a) the rights under the Licensed Technology are invalid or unenforceable;

(b) the Licensed Technology or its exploitation or the manufacture, sale or use of any products embodying the Licensed Technology (including the Licensed Product), violates or infringes any intellectual property right of any Third Party; or

(c) there are judgments or settlements against Licensor concerning the Licensed Technology.

10.3 Additional Representations, Warranties and Covenants of Licensee. Licensee hereby represents, warrants and covenants to Licensor that: (i) Licensee is solvent and has the ability to pay and perform all of its obligations as and when such obligations become due, including payment obligations and other obligations under this Agreement, has sufficient capital resources to fund its operations, including its obligations under this Agreement, for at least twelve (12) months following the Execution Date, and will maintain throughout the Term of this Agreement sufficient capital resources to fund its obligations under this Agreement; (ii) Licensee and its Affiliates will Develop, Manufacture, use and Commercialize the Licensed Product in the Territory in compliance with GLP, GCP and GMP and all Laws; (iii) Licensee is not a Person restricted by the U.S., EU or UK, nor is it fifty percent (50%) or more owned or controlled, individually or collectively, by a Person or Persons restricted by the U.S., EU or UK; (iv) Licensee complies with all applicable Sanctions, including through appropriate screening of all of its business partners, directors, officers and employees with respect to Sanctioned Countries and against Sanctions Lists, as well as Persons that are fifty percent (50%) or more owned or controlled by a Person restricted by the U.S., EU or UK; (v) during the five (5) years prior to the Execution Date, Licensee has not been involved in any violation of Sanctions, Licensee has not received any written notification from a Governmental Authority that it is in breach of Sanctions and, to Licensee’s knowledge no action, suit or proceeding by or before any Governmental Authority involving Licensee with respect to Sanctions is pending or threatened; (vi) the internal procedures of Licensee are, where applicable, in accordance with the requirements of all applicable Sanctions; (vii) neither Licensee, its Affiliates, nor any of its directors, officers, employees, has received any notice, subpoena, demand or other communication (whether oral or written) from any governmental authority at any time in the last three (3) years regarding Licensee’s or its Affiliates’ actual, alleged or possible violation of, or failure to comply with, any Anti-Bribery and AntiCorruption Laws and, to its best knowledge, Licensee and its Affiliates are not now, and has not been at any time in the last three (3) years, the subject of any governmental investigation, audit, suit or proceeding (whether criminal, civil or administrative) regarding its violation of, or failure to comply with, any Applicable Anti-Bribery and Anti-Corruption Laws; and (viii) in carrying out its responsibilities under this Agreement, Licensee and its Affiliates shall at all times comply with the Anti-Bribery and Anti-Corruption Laws as well as Licensee’s policies and procedures prohibiting bribery, money laundering and other forms of corruption in the public and private sectors. Licensee understands that the Compound and Licensed Product are the subject of ongoing clinical research and development and that there is no assurance on the safety or usefulness of the Compound or Licensed Product or that any Licensed Product will receive Regulatory Approval. Licensee acknowledges and agrees that a breach of any of the foregoing representations, warranties or covenants by Licensee or any of its Affiliates or permitted Sublicensees will cause Licensor irreparable harm and that money damages shall not be a sufficient remedy. Therefore, in the case of such a breach, Licensee agrees that Licensor shall be entitled to receive from any court of competent jurisdiction, equitable relief (including injunctive relief and specific performance) without the necessity of (i) showing any actual damages or that money damages would not afford an adequate remedy or (ii) posting any bond or other security. Licensee hereby consents to the issuance of an injunction or other equitable relief in such case.

10.4 DISCLAIMER. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

ARTICLE 11

INDEMNIFICATION

11.1 Mutual Indemnification. Each Party shall indemnify, defend and hold harmless the other Party and its Affiliates and their respective shareholders, officers, directors, employees and agents (each an “Indemnified Person”) from and against any and all liabilities, damages, costs or expenses (including reasonable attorneys’ fees and disbursements) arising out of or related to any third party claim, demand, suit, action or proceeding (“Third Party Claim”) which is the result of: (i) any breach or nonperformance of the indemnifying Party’s obligations, representations or warranties under this Agreement; or (ii) the gross negligence or intentional misconduct of the indemnifying Party; provided, however, that the foregoing indemnification obligation shall not apply to the extent that the Third Party Claim is the result of: (x) any breach or nonperformance of an Indemnified Person’s obligations, representations or warranties under this Agreement; or (y) the gross negligence or intentional misconduct of an Indemnified Person.

11.2 Indemnification by Licensee. Subject to Section 11.1 above, Licensee shall indemnify, defend and hold harmless Licensor and Licensor’s Indemnified Persons from and against any Third Party Claim which is the results of the death of, injury to, or damage to property of any Person resulting from Development, Manufacture and Commercialization of Licensed Product in the Territory.

11.3 Indemnification Procedures. The Indemnified Person shall give written notice to the indemnifying Party with reasonable promptness upon becoming aware of any Third Party Claim or other facts upon which a claim for indemnification will be based. The notice shall set forth such information with respect thereto as is then reasonably available to the Indemnified Person. The indemnifying Party shall have the right to undertake the defense of any such Third Party Claim and the Indemnified Person shall cooperate in such defense and make available all records, materials and witnesses reasonably requested by the indemnifying Party in connection therewith at the indemnifying Party’s expense. The indemnifying Party shall not be liable for any Third Party Claim settled without its consent, which consent shall not be unreasonably withheld or delayed.

11.4 Limitation of Liability. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR OTHERWISE, EXCEPT FOR EITHER PARTY’S INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS ARTICLE 11 OR A PARTY’S BREACH OF ITS OBLIGATIONS UNDER ARTICLE 12, NEITHER PARTY SHALL BE LIABLE TO THE OTHER OR A THIRD PARTY UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY, OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE, EXEMPLARY, OR CONSEQUENTIAL DAMAGES.

11.5 Insurance. During the Term, Licensor and Licensee shall procure and maintain insurance, including product liability insurance, adequate to cover their obligations hereunder and which are consistent with normal business practices in the Territory of prudent companies similarly situated at all times during which any Licensed Product is being clinically tested in human subjects or commercially distributed or sold by Licensee and the insurance coverage shall in no event be less than the applicable customary amount in the industry in the Territory for the period before and after the First Commercial Sale in the Territory. It is understood that such insurance shall not be construed to create a limit of Licensor’s or Licensee’s liability with respect to their respective indemnification obligations under this Article 11. Each Party shall provide the other Party with written evidence of such insurance upon request. Each Party shall provide the other Party with written notice at least thirty (30) days prior to the cancellation, nonrenewal or material change in such insurance.

ARTICLE 12

CONFIDENTIALITY

12.1 Confidential Information. “Confidential Information” means all proprietary or non-public information or data, whether it be written or oral, including all processes, new product developments, product designs, formulae, technical information, laboratory data, clinical and preclinical data, trial design, non-public patent information, know-how, trade secrets, financial and strategic information, marketing and promotional information and data, and other material relating to any products, projects or processes of one Party (the “Disclosing Party”) that is provided to, or otherwise obtained by or on behalf of, the other Party (the “Receiving Party”) in connection with this Agreement. Notwithstanding the foregoing sentence, “Confidential Information” shall not include any information or materials that:

12.1.1 were already known to the Receiving Party (other than under an obligation of confidentiality), at the time of disclosure by the Disclosing Party, to the extent such Receiving Party has documentary evidence to that effect;

12.1.2 were generally available to the public or otherwise part of the public domain at the time of disclosure thereof to the Receiving Party;

12.1.3 became generally available to the public or otherwise part of the public domain after disclosure or development thereof, as the case may be, and other than through any act or omission of the Receiving Party in breach of the Receiving Party’s confidentiality obligations under this Agreement;

12.1.4 were disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others; or

12.1.5 were independently discovered or developed by or on behalf of the Receiving Party without the direct or indirect use of or access to the Confidential Information belonging to the Disclosing Party, to the extent such Receiving Party has documentary evidence to that effect.

12.2 Confidentiality Obligations. Subject to Section 12.10, each Party shall keep all Confidential Information received from or on behalf of the other Party with the same degree of care with which it maintains the confidentiality of its own Confidential Information, but in all cases no less than a reasonable degree of care. Neither Party shall use such Confidential Information for any purpose other than in performance of this Agreement or disclose the same to any other Person other than to such of its and its Affiliates’ shareholder, directors, officers, managers, employees, independent contractors (e.g., CRO, SMO, and investigational sites), agents, consultants or, solely with respect to Licensor, its licensees or sublicensees who have a need to know such Confidential Information (each, a “Permitted Recipient”) to implement the terms of this Agreement or enforce its rights under this Agreement; provided, however, that a Receiving Party shall advise each of its Permitted Recipients, who receive such Confidential Information of the confidential nature thereof and of the obligations contained in this Agreement relating thereto, and the Receiving Party shall ensure (including, in the case of a Third Party, by means of a written agreement with such Third Party having terms at least as protective as those contained in this Article 12) that all such Permitted Recipients comply with such obligations. Upon early termination of this Agreement, the Receiving Party shall return or destroy all documents, tapes or other media containing Confidential Information of the Disclosing Party that remain in the possession of the Receiving Party or its Permitted Recipients, except that the Receiving Party may keep one copy of the Confidential Information in the legal department files of the Receiving Party, solely for archival purposes. Such archival copy shall be deemed to be the property of the Disclosing Party, and shall continue to be subject to the provisions of this Article 12.

12.3 Permitted Disclosure and Use. Notwithstanding Section 12.2, either Party may disclose Confidential Information belonging to the other Party only to the extent such disclosure is reasonably necessary to: (i) comply with or enforce any of the provisions of this Agreement; (ii) comply with Laws; or (iii) in the case of Confidential Information belonging to Licensee related to Compound or a Licensed Product and only to the extent such disclosure is made to a Governmental Authority, including Regulatory Authority, and is reasonably necessary, obtain or maintain Regulatory Approval of a Licensed Product, as applicable. If a Party deems it necessary to disclose Confidential Information of the other Party pursuant to this Section, such Party shall give advance written notice of such disclosure to the other Party sufficient to permit such other Party reasonable opportunity to object to such disclosure or to take measures to ensure confidential treatment of such information, including seeking a protective order or other appropriate remedy. Notwithstanding Section 12.2, Licensor and Licensee may also disclose Confidential Information belonging to the other Party related to Compound and Licensed Product to Third Parties in connection with financing activities or, with respect to Licensor, in connection with the development or commercialization of Compound and Licensed Product outside of the Territory (provided that such Third Parties are bound by written agreements having terms at least as protective as those contained in this Article 12 with respect to keeping such Confidential Information confidential).

12.4 Notification. The Receiving Party shall notify the Disclosing Party promptly upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information, and shall cooperate with the Disclosing Party in any reasonably requested fashion to assist the Disclosing Party to regain possession of such Confidential Information and to prevent its further unauthorized use or disclosure.

12.5 Confidentiality of this Agreement and its Terms. Each Party agrees not to disclose to any Third Party the terms of this Agreement without the prior written consent of the other Party hereto other than those made public as contemplated by Section 12.6 except to its legal or financial advisors or potential investors, acquirers, licensees, partners or collaborators who are bound by written confidentiality and non-use obligations no less stringent than those contained in this Article 12.

12.6 Publicity. The Parties shall agree on and issue a joint press release upon execution of this Agreement. The Parties may not issue individual press releases or make other public announcements relating to this Agreement without the written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed. Once any written statement is approved for disclosure by the Parties or information is otherwise made public in accordance with the preceding sentence, either Party may make a subsequent public disclosure of the contents of such statement without further approval of the other Party. The Parties will cooperate on all public announcements of any information regarding this Agreement, Licensed Product, or any research, Development, Manufacture, use or Commercialization of the Licensed Product in the Territory under this Agreement.

12.7 Publication. Licensee may prepare and submit, in its sole discretion, alone or in cooperation with any organization, contractor, investigator or other agent under contract with, or at the direction of, Licensee as Licensee may select, manuscripts for publication or peer review, or otherwise present any data or results of the clinical studies or the Development or Commercialization of the Licensed Product in the Field in the Territory (collectively, “Publications”), provided, however, that Licensee shall submit such Publications to the JDC for review and approval at least sixty (60) days prior to submission. The JDC shall review any proposed abstracts, manuscripts or summaries of presentations or other materials for publication and shall respond in writing to Licensee within sixty (60) days after receipt of the proposed disclosure with either approval thereof or approval thereof only after satisfaction of certain reasonable, specified conditions; provided, however, that such period shall be extended to the extent necessary or advisable to prepare and file such applications for patents as either Party deems necessary or advisable in order to protect its intellectual property rights. Notwithstanding the foregoing, Licensee shall not submit, as part of any Publication, any confidential data without Licensor’s prior written consent.

12.8 Redacted Agreement. If Licensor is obligated to file this Agreement, including in connection with any filing with the U.S. Securities and Exchange Commission or as required by any national securities exchange, Licensor shall have the right to prepare a redacted copy of this Agreement (“Redacted Agreement”) which it shall submit to Licensee for review and comment, which comments Licensor shall in good faith, and with due consideration of the impact on Licensee’s business, consider incorporating into the final Redacted Agreement. If Licensee is obligated to file this Agreement, it shall file the Redacted Agreement as filed by Licensor.

12.9 Prior Non-Disclosure Agreements. As of the Execution Date, the terms of this Article 12 shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties (or their Affiliates) dealing with the subject of this Agreement, including without limitation the Confidentiality Agreement. Any information disclosed under such prior agreements shall be deemed disclosed under this Agreement.

12.10 Survival. The obligations and prohibitions contained in this Article 12 shall survive for the longer of (i) the Term and (ii) the twelfth anniversary of the Execution Date.

ARTICLE 13

TERM AND TERMINATION

13.1 Term. This Agreement shall become effective on the Execution Date and, unless earlier terminated pursuant to this Article 13, shall remain in effect, on a Licensed Product-by-Licensed Product and country-by-country basis, until the expiration of the Royalty Term for such Licensed Product in such country (the “Term”). Upon expiration of this Agreement (as opposed to early termination pursuant to Section 13.2), the Know-How licenses granted to Licensee under Section 2.1 shall become fully paid up, perpetual, non-exclusive licenses.

13.2 Termination.

13.2.1 Termination for Breach. Either Party may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement upon written notice to the other Party if the other Party (the “Breaching Party”) shall have materially breached any representation, warranty, covenant, terms or provision of the Agreement or defaulted in the performance of any of its material obligations. The Breaching Party shall have ninety (90) days (thirty (30) days in the event of non-payment) after written notice thereof was provided to the Breaching Party by the non-breaching Party to remedy such default. Unless the Breaching Party has cured any such breach or default prior to the expiration of such ninety (90) day period (thirty (30) day period for non-payment), such termination shall become effective upon receipt of the written notice of termination by the Breaching Party to be given within ten (10) days of the end of the ninety (90) day period (thirty (30) day period for non-payment). Licensee’s: (i) failure to pay royalties or other amounts pursuant to Article 8; (ii) production, manufacture, sale, or use or exploit of Compound or Licensed Product outside of the Territory (including manufacture of Compound inside the Territory except pursuant to the Compound Manufacturing Plan); (iii) failure to diligently pursue Development; and Commercialize the Licensed Product in the Territory as set forth in Section 4.4 hereof or (iv) maintain sufficient capital resources to fund its obligations under this Agreement as set forth in Section 10.3 shall be deemed a material breach by Licensee, which shall give Licensor the right to terminate this Agreement pursuant to this Section 13.2.1.

13.2.2 Termination as a Result of Bankruptcy. Each Party shall have the right to terminate this Agreement upon written notice as a result of the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided that such termination shall be effective only if such proceeding is not dismissed within ninety (90) days after the filing thereof.

13.3 Effects of Termination. Without limiting any other legal or equitable remedies that a Party may have, if this Agreement is terminated, prior to its natural expiration by Licensor as per Sections 13.2.1 and 13.2.2, then the following provisions shall apply:

13.3.1 Termination of Licenses. All rights and licenses granted to Licensee hereunder shall immediately terminate and be of no further force and effect and Licensee shall cease Developing, using, Commercializing and Manufacturing Licensed Product (except as otherwise set forth in Section 13.3.2).

13.3.2 Disposition of Inventory. Licensee and its Affiliates shall be entitled, during the period ending on the last day of the sixth (6th) full month following the effective date of such termination, to sell any inventory of Licensed Product affected by such termination that remains on hand as of the effective date of the termination, so long as Licensee pays to Licensor the royalty payments and other amounts payable hereunder (including Milestone Payments) applicable to said subsequent sales, with respect to sales in the Field in the Territory, as applicable, in accordance with the terms and conditions set forth in this Agreement and otherwise complies with the terms set forth in this Agreement.

13.3.3 Transfer and Assignment of Licensed Product-Related Assets. To the extent permitted by Laws, Licensee shall, and shall cause its Affiliates to, transfer and assign to Licensor or its designee at no cost to Licensor all of its right, title and interest in (i) the Regulatory Materials, Regulatory Data and Regulatory Approvals, (ii) Licensee New IP, Licensee Trademarks, formulation or manufacturing Know-How, marketing and promotional materials, and other intellectual property rights, (iii) clinical trial agreements, manufacturing and supply agreements and other contracts, (iv) documents, materials and other physical embodiments of the foregoing and such other rights and materials owned or possessed by Licensee or its Affiliates that are necessary or useful for the continuing Development or Commercialization of the Licensed Product in the Territory. Licensee shall, properly execute and deliver any and all documents, affidavits, etc., requested by Licensor to effectuate such transfers and assignments.

13.3.4 Accrued Rights. Termination or expiration of this Agreement for any reason will be without prejudice to any rights that have accrued to the benefit of a Party prior to the effective date of such termination. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

13.4 Survival of Certain Provisions. Notwithstanding anything to the contrary contained herein, the provisions of this Agreement that by their nature are intended to survive the termination or expiration of this Agreement will survive the termination or expiration of this Agreement as specifically provided. Except as set forth in this Article 13 or otherwise expressly set forth herein, upon termination or expiration of this Agreement all other rights and obligations of the Parties shall cease.

ARTICLE 14

MISCELLANEOUS

14.1 Dispute Resolution. If any dispute or disagreement shall arise between the Parties hereto concerning the construction of this Agreement or the rights, duties or liabilities of either Party hereunder, the Parties shall strive to settle the dispute amicably, but if they are unable to do so, the dispute or difference shall be solely and finally settled by binding arbitration under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by three (3) arbitrators appointed in accordance with such rules. The venue of the arbitration will be San Francisco, California in case the appealing Party is Licensee and Hong Kong in case the appealing Party is Licensor. Each Party will be responsible for all of its own costs and expenses including but not limited to attorneys’ fees and expenses, travel, expert witnesses, consultants, transcripts and the like. The filing fee and arbitrator’s fee will be paid by the appealing Party.

14.2 Governing Law. This Agreement and all disputes arising out of or related to this Agreement or any breach hereof shall be governed by and construed under the laws of the State of Delaware, without giving effect to any choice of law principles that would require the application of the laws of a different state.

14.3 Licensor Buy-Out. If Licensor’s board of directors approves a transaction with a Third Party that constitutes a sale of Licensor, or an exclusive license or sale of substantially all the assets of Licensor to which this Agreement pertains, upon Licensor’s election and written request to Licensee, the Parties shall negotiate in good faith for a period not to exceed six (6) months, for the sale, assignment or transfer to Licensor or Licensor’s designee of all of the licenses and rights granted to Licensee or generated or obtained by or behalf of Licensee hereunder.

14.4 Entire Agreement; Amendment. This Agreement and the Convertible Note, including the Exhibits and Schedules hereto and thereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Execution Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized representative of each Party.

14.5 Force Majeure. A Party shall be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of such prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party makes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the control of the Parties, including an act of God, war, civil commotion, terrorist act, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe.

14.6 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section and shall be deemed to have been given for all purposes: (i) when delivered, if hand-delivered or sent by facsimile on a business day; (ii) on the third (3rd) business day after mailing if sent by a reputable international overnight courier service; or (iii) on the seventh (7th) business day after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below:

If to Licensor:	Armetheon, Inc. 490 N. McCarthy Blvd., Suite 200 Milpitas, California 95035

With a copy to:	[***]
If to Licensee:	China Cardiovascular Focus Ltd. Unit 110-111, Bio-Informatics Centre, No. 2 Science Park West Avenue, Hong Kong Science Park, Shatin, Hong Kong
With a copy to:	Lee’s Pharmaceutical Holdings, Ltd. Unit 110-111, Bio-Informatics Centre, No. 2 Science Park West Avenue, Hong Kong Science Park, Shatin, Hong Kong

14.7 No Strict Construction; Interpretation. This Agreement has been prepared jointly and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

14.8 Assignment. Licensor and Licensee may not assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, except to (i) an Affiliate or (ii) a successor of the assigning Party as a result of a merger, sale of stock or other equity, change of control, recapitalization, assumption, or sale of all or substantially all the assets of the assigning Party to which this Agreement pertains; provided that such permitted assignee agrees to assume all of the rights and obligations of the assigning Party hereunder in writing. Any assignment or attempted assignment by either Party in violation of the terms of this Section shall be null, void and of no legal effect.

14.9 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to perform all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

14.10 Severability. If any one or more of the provisions of this Agreement are held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, such provision or provisions shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good-faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

14.11 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

14.12 Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

14.13 English Language. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.

14.14 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(The remainder of this page is intentionally left blank. The signature page follows.)

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives as of the Execution Date.

Armetheon, inc.		China Cardiovascular Focus Ltd.

By:	/s/ Sanjay Kakkar	By:	/s/ Benjamin Li
Name:	Sanjay Kakkar, MD, MSc, MPH	Name:	Benjamin Li, PhD
Title:	Chief Executive Officer	Title:	Chief Executive Officer